As filed with the Securities and Exchange Commission on February 18, 2005

Registration Statement No. 333-109716

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

ON FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONTRA MEDICAL CORPORATION

(Name of small business issuer in its charter)

Minnesota	3845	41-1649949
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 Forge Parkway

Franklin, Massachusetts 02038

(508) 553-8850

(Address and telephone number of principal executive offices)

SEAN F. MORAN

Chief Financial Officer

Sontra Medical Corporation

10 Forge Parkway

Franklin, Massachusetts 02038

(508) 553-8850

(Name, address and telephone number of agent for service)

Copies to:

KEVIN P. LANOUETTE, ESQ.

Browne Rosedale & Lanouette LLP

31 St. James Avenue, Suite 850

Boston, Massachusetts 02116

Phone: (617) 399-6931

Fax: (617) 399-6930

Approximate date of commencement of proposed sale to public:  As soon as possible after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

In addition to the 14,560,000 shares of Common Stock registered on this registration statement, this registration statement also includes such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling shareholders.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 18, 2005

PROSPECTUS

SONTRA MEDICAL CORPORATION

14,560,000 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

Sontra Medical Corporation has completed a private placement to selected qualified purchasers of units consisting of shares of our Series A Convertible Preferred Stock and Warrants to purchase shares of our Common Stock (the “Private Placement”). This prospectus relates to resales from time to time of:

•	7,560,000 shares of our Common Stock issuable upon conversion of the shares of Series A Preferred Stock issued to the purchasers in the Private Placement, including our estimate of the maximum number of shares issuable as a result of the conversion of accrued dividends on the shares of Series A Preferred Stock; and

•	7,000,000 shares of our Common Stock issuable upon exercise of the Common Stock Purchase Warrants issued to the purchasers in the Private Placement.

All of the shares being offered by this prospectus are being offered by the selling shareholders named in this prospectus. This offering is not being underwritten. We will not receive any proceeds from the sale of the shares of our Common Stock in this offering. Upon any exercise of the warrants issued to the purchasers in the Private Placement by payment of cash, however, we will receive the exercise price of the warrants, which is $1.50 per share. The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of Common Stock or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our Common Stock is traded on the Nasdaq SmallCap Market under the symbol “SONT.” On February 17, 2005, the closing sale price of our Common Stock on the Nasdaq SmallCap Market was $1.80 per share. You are urged to obtain current market quotations for the Common Stock.

Investing in our Common Stock involves a high degree of risk. See “ Risk Factors” beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2005.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Sontra Medical Corporation, any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors” and our financial statements and the accompanying notes, before making an investment decision.

Sontra Medical Corporation

Sontra Medical Corporation is the pioneer of SonoPrep®, a non-invasive ultrasonic skin permeation technology for medical and therapeutic applications including transdermal diagnostics and the enhanced delivery of drugs through the skin. Our proprietary ultrasound mediated skin permeation technology is a non-invasive and painless method of enhancing the flow of fluids and molecules across the protective membrane of the stratum corneum, the outer layer of the skin.

Our strategy is to combine our ultrasonic skin permeation technology together with biosensor and synergistic transdermal drug delivery technologies to develop complete product solutions for transdermal drug delivery, diagnostics and skin treatment. We are developing a diversified product pipeline with opportunities for short-term commercialization and long-term strategic partnerships. The Company’s vision is for painless and continuous transdermal diagnosis and drug delivery that will improve patient outcome and reduce health care costs. We believe these benefits will be realized with improved patient compliance to treatment, continuous diagnosis and data collection and new routes for continuous drug delivery.

To date, we have tested the feasibility of our SonoPrep technology for various applications, including glucose monitoring, transdermal drug delivery and certain anesthetic applications. We have received 510(k) marketing clearance from the FDA for our SonoPrep device for the transdermal delivery of 4% topical lidocaine and in electrophysiology applications.

Our product development programs based on our SonoPrep technology include:

•	Enhanced transdermal delivery of topically applied drugs.

•	Accelerated onset of action of currently approved transdermal drugs.

•	Skin preparation prior to electrophysiology tests to improve electrical signals.

•	Continuous non-invasive blood glucose monitoring.

•	Transdermal drug delivery of large molecules and biopharmaceuticals.

•	Transdermal vaccination.

We expect to develop additional products, which will require substantial expenditures, including for feasibility studies, pre-clinical studies and clinical testing. In addition, the establishment of collaborative partnerships and regulatory, manufacturing, sales and marketing activities by collaborative partners will be necessary for successful commercial production of our technologies or their incorporation into products of third parties.

Our ultrasonic skin permeation technology was developed by our co-founders Dr. Joseph Kost and Dr. Robert Langer at the Massachusetts Institute of Technology’s Chemical and Bioengineering Laboratory. Sontra licensed the MIT technology and Sontra engineers and scientists reduced the technology to practice. We have an exclusive worldwide license from the Massachusetts Institute of Technology (MIT) under certain licensed patents to develop and commercialize ultrasonic skin permeation products. These licensed patents, which include eight issued patents in the United States, three issued foreign patents, two pending U.S. patents and three pending foreign patent applications, comprise a substantial portion of our patent portfolio relating to our technology.

Company Information

Sontra Medical Corporation, a Minnesota corporation, was formed through the merger of Sontra Medical, Inc. (“SMI”) and ChoiceTel Communications, Inc. (“ChoiceTel”) in June 2002 (the “Merger”). Following the Merger, ChoiceTel changed its name to Sontra Medical Corporation and began operating in SMI’s line of business. ChoiceTel was incorporated in Minnesota in 1989.

Our principal executive offices are located at 10 Forge Parkway, Franklin, Massachusetts 02038, and our telephone number is (508) 553-8850. Our web site is located at www.sontra.com. We have not incorporated by reference into this prospectus the information on our website and you should not consider it to be a part of this document. Our website address is included in this document as an inactive textual reference only. Unless the context otherwise requires, the terms “Sontra,” the “Company,” “we,” “us” and “our” refer to Sontra Medical Corporation.

The Offering

Common Stock offered by the selling shareholders	14,560,000 shares

Use of proceeds	Sontra will not receive any proceeds from the sale of shares in this offering. Upon any exercise of the warrants issued to the purchasers in the Private Placement by payment of cash, however, we will receive the exercise price of the warrants, which is $1.50 per share.

Nasdaq SmallCap Market symbol	“SONT”

All of the shares being offered by this prospectus are being offered by the selling shareholders listed herein. The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

2003 Private Placement

We have completed a private placement to selected qualified purchasers of units consisting of shares of our Series A Convertible Preferred Stock and Warrants to purchase shares of our Common Stock (the “2003 Private Placement”). On September 15, 2003, we completed the initial closing of the 2003 Private Placement, providing Sontra with proceeds of approximately $2.9 million net of the placement agent fee. Individual investors, institutions and certain members of the Board of Directors purchased 3,139,167 shares of the Company’s Series A Convertible Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 3,139,167 shares of Common Stock.

On September 30, 2003, we completed the second closing of the 2003 Private Placement, providing Sontra with approximately $500,000 in additional proceeds, net of the placement agent fee. Investors purchased 535,000 shares of Series A Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 535,000 shares of Common Stock.

On October 14, 2003, we completed the final closing of the 2003 Private Placement, providing Sontra with approximately $3.1 million in additional proceeds, net of the placement agent fee. Investors purchased the remaining 3,325,833 shares of Series A Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 3,325,833 shares of Common Stock.

Each share of Series A Preferred Stock is initially convertible into one share of Common Stock, subject to adjustment in certain events. The holders of shares of Series A Preferred Stock are entitled to receive annual 8% dividends, payable in cash or shares of Common Stock. The Company has the right to convert the shares of Series A Preferred Stock in the event that the closing price of our Common Stock for twenty consecutive trading days is equal to or greater than $3.00 per share. The warrants issued to the purchasers in the 2003 Private Placement are exercisable at a per share price of $1.50 and expire no later than the fifth anniversary of their issuance date. In addition, we have the right to terminate the warrants, upon thirty days notice, in the event that the closing price of our Common Stock for twenty consecutive trading days is equal to or greater than $4.00 per share. The warrants shall be exercisable during such thirty-day notice period.

Each purchaser in the 2003 Private Placement also received certain pre-emptive rights to participate in future issuances, grants or sales of equity or equity-linked securities of the Company. Such pre-emptive rights are based upon the number of shares of Common Stock then held by the purchaser (on a fully-diluted basis) and are subject to customary exceptions. Each purchaser shall have the pre-emptive rights only for so long as such purchaser holds shares of Series A Preferred Stock or, if earlier, until the third anniversary of the grant of such rights.

The Company has registered for resale under the Securities Act from time to time an aggregate of (i) 7,560,000 shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock issued to the purchasers in the 2003 Private Placement, including the Company’s estimate of the maximum number of shares issuable as a result of the conversion of accrued dividends thereon, and (ii) 7,000,000 shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants issued to the purchasers in the 2003 Private Placement.

The placement agent received warrants to purchase an aggregate of 800,000 shares of Common Stock as compensation for the placement agent’s services in connection with the 2003 Private Placement. Such placement agent warrants are exercisable at a per share price of $1.20 and expire no later than the fifth anniversary of their issuance date. In addition, we have the right to terminate the placement agent warrants, upon thirty days notice, in the event that the closing price of our Common Stock for twenty consecutive trading days is equal to or greater than $4.00 per share. The warrants shall be exercisable during such thirty-day notice period. On April 13, 2004, the placement agent transferred the placement agent warrants to the selling shareholders named in this prospectus. The Company has registered for resale under the Securities Act from time to time the 800,000 shares of Common Stock issuable upon the exercise of the placement agent warrants.

The Company also paid to the placement agent for its services in connection with the 2003 Private Placement a cash fee of seven percent of the proceeds raised in the 2003 Private Placement from institutional investors other than members of the Board of Directors of the Company and/or their respective affiliates (three percent in the event such institutional investors were referred by other brokers), a cash fee of ten percent of the proceeds raised in the 2003 Private Placement from other investors other than members of the Board of Directors of the Company and/or their respective affiliates, and a cash fee equal to three percent of the proceeds of the 2003 Private Placement raised from members of the Board of Directors of the Company and/or their respective affiliates. The Company agreed to pay the reasonable expenses incurred by the placement agent in connection with the 2003 Private Placement, subject to an aggregate limitation of $40,000. The placement agent also received a success fee in the form of a one-year consulting agreement with the Company paying an aggregate of $60,000.

We intend to use the net proceeds from the 2003 Private Placement and from any exercise of the warrants for product development, funding clinical trials, initial scale of manufacturing capacity, working capital and general corporate purposes.

On September 30, 2003, at a Special Meeting of Shareholders, our shareholders approved the issuance of shares of our Common Stock upon conversion of the Series A Preferred Stock and the exercise of the Common Stock Purchase Warrants in satisfaction of NASD Rules 4350(i)(l)(B) and (D).

2004 Private Placement

During the fourth quarter of fiscal 2004, we completed a financing (the “Financing”) with selected qualified purchasers that provided the Company with net proceeds of approximately $4.2 million pursuant to the terms of a Common Stock and Warrant Purchase Agreement, dated as of December 8, 2004 (the “Purchase Agreement”). Under the terms of the Purchase Agreement, at the initial closing of the Financing on December 8, 2004, investors purchased 2,464,713 shares of the Company’s Common Stock in a private placement at a per share purchase price of $1.70 (with the exceptions noted below). The investors also received warrants (together with the Placement Agent Warrants, the “Warrants”) to purchase up to 985,886 shares of Common Stock. At the second closing of the Financing on December 15, 2004, investors purchased 171,287 shares of the Company’s Common Stock and Warrants to purchase up to 68,514 shares of Common Stock, on the same terms as the initial closing. The Warrants are exercisable at a per share price of $2.45 and will expire no later than the fifth anniversary of the issue date. In addition, the Company shall have the right to terminate the Warrants, upon thirty days notice, in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal to or greater than $4.90 per share.

The Company agreed to pay to the placement agent for the Financing for its services (a) a cash fee of seven percent of all funds received by the Company in the Financing from all investors, excluding Warrants, and (b) warrants to purchase a number of shares of Common Stock of the Company equal to five percent of the aggregate number of shares of Common Stock issued in the Financing, on the identical terms and conditions (including a per share exercise price of $2.45) with the Warrants (the “Placement Agent Warrants”). The Company will also reimburse the placement agent for all pre-approved expenses in connection with the Financing. In addition, the placement agent received contractual rights of indemnification from the Company relating to the placement agent’s participation in the Financing.

In the Financing, Michael R. Wigley, Chairman of the Board of the Company, purchased 58,825 shares of Common Stock at a per share purchase price of $2.00 (equal to the closing price of the Common Stock on the Nasdaq SmallCap Market on December 7, 2004), for an aggregate purchase price of $117,650.00. Mr. Wigley also received Warrants for the purchase of 23,530 shares of Common Stock. In addition, Great Plains Companies, Inc. (“Great Plains”) purchased 58,825 shares of Common Stock at a per share purchase price of $2.00 (equal to the closing price of the Common Stock on the Nasdaq SmallCap Market on December 7, 2004), for an aggregate purchase price of $117,650.00. Great Plains also received Warrants for the purchase of 23,530 shares of Common Stock. Mr. Wigley is the Chief Executive Officer and the majority shareholder of Great Plains.

The Company has registered for resale under the Securities Act from time to time (i) the 2,636,000 shares of Common Stock issued to the investors and the 1,054,400 shares issuable upon the exercise of the Warrants, and (ii) the 131,800 shares issuable upon the exercise of the Placement Agent Warrants.

RISK FACTORS

If you purchase shares of our Common Stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus and the additional information in our other reports on file with the Securities and Exchange Commission and in other documents incorporated by reference in this prospectus. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. Any of these risks could have a material and adverse effect on our business, financial condition or operating results. The trading price of our Common Stock could decline due to any of these risks, and you could lose all or part of your investment.

We have a history of operating losses, and we expect our operating losses to continue for the foreseeable future.

We have generated limited revenues and have had operating losses since our inception. Our historical accumulated deficit was approximately $23,382,561 as of December 31, 2004. It is possible that the Company will never generate enough additional revenue to achieve and sustain profitability. Even if the Company reaches profitability, it may not be able to sustain or increase profitability. We expect our operating losses to continue for the foreseeable future as we continue to expend substantial resources to conduct research and development, feasibility and clinical studies, obtain regulatory approvals for specific use applications of our SonoPrep® technology, identify and secure collaborative partnerships, and manage and execute our obligations in strategic collaborations.

If we fail to raise additional capital, we will be unable to continue our development efforts and operations.

The Company has generated limited revenue since inception (from an historical accounting perspective), and does not expect to generate sufficient revenues to earn a profit in the near future. Our development efforts to date have consumed and will continue to require substantial amounts of capital to complete the development of our SonoPrep® technology and to meet other cash requirements in the future. Our product development programs will require substantial additional clinical trials to demonstrate the efficacy of our products before we can begin to commercialize our products under development. As we enter into more advanced product development of our SonoPrep device and our continuous non-invasive glucose monitoring system, we will need significant funding to pursue our product commercialization plans. We have generated limited revenues from our products under development. Our ability to continue our research, development and testing activities and commercialize our products in development is highly dependent on our ability to obtain additional sources of financing, including by entering into and maintaining collaborative arrangements with third parties who have the resources to fund such activities. Raising capital has become increasingly difficult for many companies. Any future equity financing, if available, may result in substantial dilution to existing shareholders, and debt financing, if available, may include restrictive covenants or may require us to grant a lender a security interest in our assets. To the extent that we attempt to raise additional funds through third party collaborations and/or licensing arrangements, we may be required to relinquish some rights to our technologies or products currently in various stages of development, or grant licenses on terms that are not favorable to the Company. Any failure by the Company to timely procure additional financing or investment adequate to fund the Company’s ongoing operations, including planned product development initiatives and clinical studies, will have material adverse consequences on the Company’s business operations and as a result, on our consolidated financial condition, results of operations and cash flows. If the Company is unable to raise sufficient additional financing we will not be able to continue our operations.

We have limited publicly available historical financial information, which makes it difficult to evaluate our business.

Because limited publicly available historical financial information is available on our business, it may be difficult to evaluate our business and prospects. Our business and prospects must be considered in light of the substantial risks, expenses, uncertainties and difficulties encountered by entrants into the medical device industry, which is characterized by increasingly intense competition and a high failure rate. To date, we have engaged primarily in research and development efforts, prototype development and testing, and human clinical feasibility studies. Our results of operations will depend on, among other things, the following factors:

•	research and development activities and outcomes;

•	results of feasibility and pre-clinical studies;

•	the ability to enter into collaborative agreements;

•	the timing of payments, if any, under future collaborative agreements; and

•	costs related to obtaining, defending and enforcing patents.

The development and commercialization of our potential products, including the SonoPrep® device and the continuous non-invasive glucose monitoring system, require the successful development of strategic partnerships with third parties, as well as substantial capital expenditures either by the Company or the strategic partner of the Company on research, regulatory compliance, sales and marketing and manufacturing.

Our future success is dependent upon successful collaborations with strategic partners.

Our future success is dependent upon our ability to selectively enter into and maintain collaborative arrangements with leading medical device and pharmaceutical companies, such as Bayer Healthcare LLC (“Bayer”). On July 28, 2003, Sontra and Bayer executed a definitive license agreement pursuant to which Sontra granted to Bayer an exclusive worldwide right and license of Sontra’s intellectual property rights to make, have made, use, import and sell a continuous non-invasive glucose monitoring system. Pursuant to the terms of the license agreement, Sontra and Bayer may also enter into one or more additional agreements to continue the joint development of the continuous non-invasive glucose monitoring system. To date, we have not entered into any additional agreements with Bayer, and we may not be able to enter into any additional collaborative arrangements with Bayer or any other strategic partners on acceptable terms, if at all. If we are not able to collaborate with Bayer or additional partners, the business, financial condition and results of operations of the Company could be materially adversely affected.

Even if we were to enter into a collaborative arrangement, there can be no assurance that the financial condition or results of operations of the Company will significantly improve. The risks involved with collaborating with strategic partners include, but are not limited to, the following:

•	such collaborative arrangements could terminate upon the expiration of certain notice periods;

•	funding by collaborative partners may be dependent upon the satisfaction of certain goals or “milestones” by certain specified dates, the realization or satisfaction of which may be outside of our control;

•	collaborative partners may retain a significant degree of discretion regarding the timing of these activities and the amount and quality of financial, personnel and other resources that they devote to these activities;

•	disputes may arise between the Company and any future collaborative partner regarding their respective rights and obligations under the collaborative arrangements, which may be costly; and

•	any future collaborative partner may not be able to satisfy its obligations under its arrangement with the Company or may intentionally or unintentionally breach its obligations under the arrangement.

Most of our products are in early stages of development, and we face risks of failure inherent in developing products based on new technologies.

Most of our products under development have a high risk of failure because they are in the early stages of development. To date, we have tested the feasibility of our SonoPrep® technology for various applications, including glucose monitoring, transdermal drug delivery and certain anesthetic applications. The Company has received 510(k) marketing clearance from the FDA for our SonoPrep® device for the transdermal delivery of 4% topical lidocaine and in electrophysiology applications. However, to develop additional products or additional uses, substantial expenditures will be required, including feasibility studies, pre-clinical studies and clinical testing, the establishment of collaborative partnerships and regulatory, manufacturing, sales and marketing activities by collaborative partners will be necessary for successful commercial production of our technologies or their incorporation into products of third parties.

Our future prospects are substantially dependent on forming collaborative partnerships, further developing our products and obtaining favorable results from pre-clinical studies and clinical trials and satisfying regulatory standards and approvals required for the market introduction of the SonoPrep® device and a continuous non-invasive glucose monitoring system. There can be no assurance that the Company or any strategic partner of the Company will not encounter unforeseen problems in the development of the SonoPrep® technology, or that we or any such strategic partner will be able to successfully address the problems that do arise. In addition, there can be no assurance that any of our potential products will be successfully developed, proven safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third-party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. If any of our development programs are not successfully completed, required regulatory approvals or clearances are not obtained, or potential products for which approvals or clearances are obtained are not commercially successful, our business, financial condition and results of operations would be materially adversely affected.

Failure to obtain necessary regulatory clearances or approvals will prevent the Company or our collaborators from commercializing our products under development.

The design, manufacturing, labeling, distribution and marketing of our potential products will be subject to extensive and rigorous government regulation in the United States and certain other countries. The process of obtaining and maintaining required regulatory clearances and approvals in the United States is lengthy, expensive and uncertain. In order for us to market our potential products in the United States, we must obtain clearance by means of a 510(k) pre-market notification, or approval by means of a pre-market approval (“PMA”) application, or a new drug application (“NDA”), from the United States Food and Drug Administration (“FDA”). In February 2004, we received 510(k) marketing clearance from the FDA for our SonoPrep® device for use in electrophysiology applications. In August 2004, we received 510(k) marketing clearance from the FDA for the SonoPrep device and procedure tray for use with topical lidocaine. We will need to obtain additional marketing clearances or approvals from the FDA in order to market new products and new uses of existing products. In order to obtain marketing approval for our continuous non-invasive glucose monitoring system, we will be required to file a PMA application that demonstrates the safety and effectiveness of the product. If the SonoPrep device is used for the transdermal delivery of a drug for an indication for which the drug has not already been approved, an NDA would be required to be filed and approved by the FDA for such drug before marketing. The PMA and the NDA processes are more rigorous and more comprehensive than the 510(k) clearance process and can take several years from initial filing and require the submission of extensive supporting data and clinical information.

Even if we receive 510(k) clearance or PMA or NDA approval, there can be no assurance that the FDA will not impose strict labeling or other requirements as a condition of our clearance or approval, any of which could limit our ability to market our products under development. Further, if we wish to modify a product after FDA clearance or approval, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals could be required from the FDA. No assurance can be given that such clearances or approvals will be granted by the FDA on a timely basis, or at all. Further, we may be required to submit extensive pre-clinical and clinical data depending on the nature of the changes. Any request by the FDA for additional data or any requirement by the FDA that we conduct additional clinical studies could significantly delay the commercialization of our products and require us to make substantial additional research, development and other expenditures by the Company. Similarly, any labeling or other conditions or restrictions imposed by the FDA on the marketing of our potential products could hinder the Company’s ability to effectively market these products.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of drug products and medical devices. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

We must maintain our regulatory clearances and approvals in order to continue marketing our products.

Regulatory authorities subject a marketed product, its manufacturer and the manufacturing facilities to continual review and periodic inspections. We will be subject to ongoing FDA requirements, including required submissions of safety and other post-market information and reports, registration requirements, Quality Systems regulations, and recordkeeping requirements. The Quality Systems regulations include requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Our distributors, depending on their activities, are also subject to certain requirements under the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, and state laws and registration requirements covering the distribution of our products. Regulatory agencies may change existing requirements or adopt new requirements or policies that could affect our regulatory responsibilities or the regulatory responsibilities of our distributors. We may not be able to adapt to these changes or new requirements on a timely basis, or at all.

Later discovery of previously unknown problems with our products, manufacturing processes, or our failure to comply with applicable regulatory requirements may result in enforcement actions by the FDA including, but not limited to: warning letters; patient or physician notification; restrictions on our products or manufacturing processes; product recalls or seizures; refusal to approve pending applications or supplements to approved applications that we submit; suspension or withdrawal of marketing approvals or clearances; and civil and criminal injunctions, fines and penalties.

We need to obtain further regulatory approval in connection with the usage of 4% topical lidocaine with our SonoPrep Topical Anesthetic System.

In August 2004, we received 510(k) marketing clearance from the FDA to market our SonoPrep device and procedure tray for use with over-the-counter (OTC) 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters. In September 2004, we launched our SonoPrep Topical Anesthetic System, which consists of the SonoPrep device and a topical anesthetic procedure tray for usage with OTC 4% topical lidocaine, and we are marketing the system through independent medical device distributors. However, OTC 4% topical lidocaine has not yet been approved by the FDA for the indications covered by the Company’s 510(k) marketing clearance, namely needle sticks or venipuncture. Under federal law, the marketing of OTC 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters requires the approval by the FDA of a new drug application (NDA) with respect thereto. The Company plans to submit to the FDA an NDA seeking approval of OTC 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters.

The Company intends to continue to market the SonoPrep Topical Anesthetic System pursuant to its 510(k) marketing clearance; however, prior to approval of the NDA, the FDA may determine to limit, restrict or delay our ability to market the system, or may rescind our 510(k) marketing clearance. In addition, if the FDA does not approve the NDA, it is likely that our 510(k) marketing clearance would be rescinded, which would have a material adverse effect on our business and results of operations.

We must continue to meet the listing requirements of Nasdaq or we risk delisting.

Our Common Stock is currently listed for trading on the Nasdaq SmallCap Market. We must continue to satisfy Nasdaq’s continued listing requirements, including the minimum $2.5 million shareholder equity requirement, or risk delisting which would have an adverse effect on the Company’s business.

If the Company’s Common Stock is delisted from the Nasdaq SmallCap Market, it may trade on the over-the-counter market, which may be a less liquid market. In such case, our shareholders’ ability to trade, or obtain quotations of the market value of, shares of Sontra’s Common Stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our Common Stock. In addition, the delisting of the Common Stock from the Nasdaq SmallCap Market would significantly impair our ability to raise capital in the public markets in the future.

A substantial portion of the intellectual property used by the Company is owned by the Massachusetts Institute of Technology.

We have an exclusive worldwide license from the Massachusetts Institute of Technology (MIT) under certain licensed patents to practice our ultrasound-mediated skin permeation technology. These licensed patents, which include eight issued patents in the United States, three issued foreign patents, two pending U.S. patents and three pending foreign patent applications, comprises a substantial portion of our patent portfolio relating to our technology.

While, under the license agreement, we have the right to advise and cooperate with MIT in the prosecution and maintenance of the foregoing patents, we do not control the prosecution of such patents. Instead, the Company relies upon MIT to determine the appropriate strategy for prosecuting these patents. If MIT does not adequately protect our patent rights, our ability to manufacture and market our products, currently in various stages of development, would be adversely affected.

We will need to protect the proprietary information on which our SonoPrep® technology relies.

We have an exclusive license from MIT on eight issued patents in the United States, three issued foreign patents, two pending U.S. patents and three pending foreign patent applications, and as of December 31, 2004, we owned four issued patents and six pending patent applications in the United States and two foreign patent and fifteen pending foreign applications. We can provide no assurance that patents will be issued from the patent applications, or, if issued, that they will be issued in a form that will be advantageous to the Company.

There can be no assurance that one or more of the patents owned or licensed by the Company will not be successfully challenged, invalidated or circumvented or that we will otherwise be able to rely on such patents for any reason. If any of our patents or any patents licensed from MIT are successfully challenged or our right or ability to manufacture our future products (if successfully developed and commercialized) were to be limited, our ability to manufacture and market these products could be adversely affected, which would have a material adverse effect upon our business, financial condition and results of operations.

In addition to patent protection, we rely on a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect the rights or competitive advantage of the Company. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by our employees. Nondisclosure and confidentiality agreements with third parties may be breached, and there is no assurance that the Company would have adequate remedies for any such breach.

If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against the Company. There can be no assurance that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that limit our ability to make, use and sell our potential products either in the United States or in foreign markets. Furthermore, if our intellectual property is not adequately protected, our competitors may be able to use our intellectual property to enhance their products and compete more directly with the Company, which could prevent us from entering our products into the market or result in a decrease in our eventual market share.

We have limited manufacturing experience, which could limit our growth.

To successfully commercialize our SonoPrep skin permeation technology we will have to manufacture or engage others to manufacture the particular device in compliance with regulatory requirements. We have limited manufacturing experience that would enable us to make products in the volumes that would be necessary for us to achieve significant commercial sales, and there can be no assurance that we will be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs, in a timely fashion. Difficulties we encounter in manufacturing scale-up, or our failure to implement and subsequently maintain our manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production. Companies, and especially small companies in the medical device field, often encounter these types of difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel.

We may be subject to litigation or other proceedings relating to our patent rights.

The medical device industry has experienced extensive litigation regarding patents and other intellectual property rights. In addition, the United States Patent and Trademark Office may institute litigation or interference proceedings against the Company. The defense and prosecution of intellectual property proceedings are both costly and time consuming.

Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know how owned by or licensed to the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings involving the Company may require us to incur substantial legal and other fees and expenses. Such proceedings would also be time consuming and can be a significant distraction for employees and management, resulting in slower product development and delays in commercialization. In addition, an adverse determination in litigation or interference proceedings could subject the Company to significant liabilities to third parties, require us to obtain licenses from third parties or prevent us from selling our products, once developed, in certain markets, or at all, which would have a material adverse effect on our business, financial condition and results of operations.

Our potential markets are highly competitive and most participants are larger, better capitalized, and more experienced than Sontra.

The industries in which our potential products may eventually be marketed are intensely competitive, subject to rapid change and significantly affected by new product introductions. Our continuous non-invasive glucose monitoring system will compete directly with glucose monitoring products manufactured by Roche Diagnostics, LifeScan, Inc., a division of Johnson & Johnson, Bayer Corporation, MediSense, a division of Abbott Laboratories, Medtronic, Inc., Cygnus, Inc., SpectRx and TheraSense, Inc. The Company’s SonoPrep® device will also compete with numerous companies developing drug delivery products such as Nektar Therapeutics, Alkermes, Inc., Bioject, Inc., PowderJect Pharmaceuticals PLC, Antares Pharma, Inc., Becton Dickinson & Co., Aerogen, Inc., ALZA Corporation, a division of Johnson & Johnson, Norwood Abbey Limited, Vyteris, Iomed and 3M Company. In the topical lidocaine market, Sontra competes with the existing topical lidocaine products manufactured by Astra and others, and also competes with Norwood Abbey, who has received clearance from the FDA to market a laser poration device.

Most of these companies are already producing and marketing glucose monitoring or drug delivery products, are either publicly traded or a division of a publicly traded company, and enjoy several competitive advantages over the Company. In addition, several of our competitors have products in various stages of development and commercialization similar to our SonoPrep® device and our continuous non-invasive glucose monitoring system. At any time, these companies and others may develop products that compete directly with our proposed product concepts. In addition, many of our competitors have resources allowing them to spend significantly greater funds for the research, development, promotion and sale of new or existing products, thereby allowing them to respond more quickly to new or emerging technologies and changes in customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors. If any of our competitors succeeds in developing a commercially viable product and obtaining government approval, the business, financial condition and results of operations of the Company would be materially adversely affected.

We operate in an industry with significant product liability risk.

Our business will expose us to potential product liability claims that are inherent in the testing, production, marketing and sale of human diagnostic and ultrasonic transdermal drug delivery products. While we intend to take steps to insure against these risks, there can be no assurance that we will be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. Our current product liability insurance provides for coverage in the amount of $2,000,000. A product liability claim in excess of our product liability insurance would have to be paid out of our cash reserves, if any, and would harm our reputation in the industry and adversely affect our ability to raise additional capital.

If we are unable to retain or hire additional key personnel, we may not be able to sustain or grow our business.

Our future success will depend upon our ability to successfully attract and retain key scientists, engineers and other highly skilled personnel. With the exception of Dr. Thomas W. Davison, our President and Chief Executive Officer, and Sean Moran, our Chief Financial Officer, our employees are at-will and not subject to employment contracts and may terminate their employment with the Company at any time. In addition, our current management team has limited experience managing a public company subject to the Securities and Exchange Commission’s periodic reporting obligations. Hiring qualified management and technical personnel will be difficult due to the limited number of qualified professionals in the work force in general and the intense competition for these types of employees in the medical device industry, in particular. We have in the past experienced difficulty in recruiting qualified personnel and there can be no assurance that we will be successful in attracting and retaining additional members of management. Failure to attract and retain personnel, particularly management and technical personnel, would materially harm our business, financial condition and results of operations.

Our stock price has been volatile and may fluctuate in the future.

The trading price of our Common Stock may fluctuate significantly. This price may be influenced by many factors, including:

•	our performance and prospects;

•	the depth and liquidity of the market for our Common Stock;

•	sales by selling shareholders of shares issued and issuable in connection with our private placements in 2003 and 2004;

•	investor perception of us and the industry in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial and other market conditions; and

•	domestic and international economic conditions.

Public stock markets have experienced, and are currently experiencing, extreme price and trading volume volatility, particularly in the technology and life sciences sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our Common Stock. In addition, fluctuations in our stock price may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction particularly when viewed on a quarterly basis.

Securities we issue to fund our operations could dilute or otherwise adversely affect our shareholders.

We will likely need to raise additional funds through public or private debt or equity financings to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current shareholders will be reduced and the new equity securities may have rights senior to those of the shares of our Common Stock. If we raise funds by issuing debt securities, we may be required to agree to covenants that substantially restrict our ability to operate our business. We may not obtain sufficient financing on terms that are favorable to investors or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

In addition, upon issuance of the shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock and the exercise of outstanding warrants, the percentage ownership of current shareholders will be diluted substantially.

The availability of preferred stock for issuance may adversely affect our shareholders.

Our Articles of Incorporation, as amended, authorize our Board of Directors to fix the rights, preferences and privileges of, and issue up to 10,000,000 shares of, preferred stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of our shareholders. An aggregate of 7,000,000 shares of Series A Preferred Stock were issued in our private placement in 2003, of which 73,334 were issued and outstanding as of December 31, 2004. The issuance of additional preferred stock or rights to purchase preferred stock may have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of additional preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company’s Common Stock or limit the price that investors might be willing to pay for shares of the Company’s Common Stock.

Anti-takeover effects of Minnesota law could discourage, delay or prevent a change in control.

As a publicly traded company, we are prohibited by the Minnesota Business Corporation Act, except under certain specified circumstances, from engaging in any merger, significant sale of stock or assets or business combination with any shareholder or group of shareholders who own at least 10% of our Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholders. The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of Common Stock Purchase Warrants. Upon any exercise of the warrants issued to the purchasers in the Private Placement by payment of cash, we will receive the exercise price of the warrants, which is $1.50 per share. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

DILUTION

We are not selling any shares of Common Stock in this offering. The selling shareholders are current shareholders and/or warrantholders of Sontra. As such, there is no dilution resulting from the Common Stock to be sold in this offering.

BUSINESS

Overview

Sontra Medical Corporation is the pioneer of SonoPrep®, a non-invasive ultrasonic skin permeation technology for medical and therapeutic applications including transdermal diagnostics and the enhanced delivery of drugs through the skin. Our proprietary ultrasound mediated skin permeation technology is a non-invasive and painless method of enhancing the flow of fluids and molecules across the protective membrane of the stratum corneum, the outer layer of the skin.

Our strategy is to combine our ultrasonic skin permeation technology together with biosensor and synergistic transdermal drug delivery technologies to develop complete product solutions for transdermal drug delivery, diagnostics and skin treatment. We are developing a diversified product pipeline with opportunities for short-term commercialization and long-term strategic partnerships. The Company’s vision is for painless and continuous transdermal diagnosis and drug delivery that will improve patient outcome and reduce health care costs. We believe these benefits will be realized with improved patient compliance to treatment, continuous diagnosis and data collection and new routes for continuous drug delivery.

To date, we have tested the feasibility of our SonoPrep technology for various applications, including glucose monitoring, transdermal drug delivery and certain anesthetic applications. We have received 510(k) marketing clearance from the FDA for our SonoPrep device for the transdermal delivery of 4% topical lidocaine and in electrophysiology applications.

Our product development programs based on our SonoPrep technology include:

•	Enhanced transdermal delivery of topically applied drugs.

•	Accelerated onset of action of currently approved transdermal drugs.

•	Skin preparation prior to electrophysiology tests to improve electrical signals.

•	Continuous non-invasive blood glucose monitoring.

•	Transdermal drug delivery of large molecules and biopharmaceuticals.

•	Transdermal vaccination.

We expect to develop additional products, which will require substantial expenditures, including for feasibility studies, pre-clinical studies and clinical testing. In addition, the establishment of collaborative partnerships and regulatory, manufacturing, sales and marketing activities by collaborative partners will be necessary for successful commercial production of our technologies or their incorporation into products of third parties.

Our ultrasonic skin permeation technology was developed by our co-founders Dr. Joseph Kost and Dr. Robert Langer at the Massachusetts Institute of Technology’s Chemical and Bioengineering Laboratory. Sontra licensed the MIT technology and Sontra engineers and scientists reduced the technology to practice. We have an exclusive worldwide license from the Massachusetts Institute of Technology (MIT) under certain licensed patents to develop and commercialize ultrasonic skin permeation products. These licensed patents, which include eight issued patents in the United States, three issued foreign patents, two pending U.S. patents and three pending foreign patent applications, comprise a substantial portion of our patent portfolio relating to our technology.

Company Information

Sontra Medical Corporation, a Minnesota corporation, was formed through the merger of Sontra Medical, Inc. (“SMI”) and ChoiceTel Communications, Inc. (“ChoiceTel”) in June 2002 (the “Merger”). Following the Merger, ChoiceTel changed its name to Sontra Medical Corporation and began operating in SMI’s line of business. ChoiceTel was incorporated in Minnesota in 1989.

Our principal executive offices are located at 10 Forge Parkway, Franklin, Massachusetts 02038, and our telephone number is (508) 553-8850. Unless the context otherwise requires, the terms “Sontra,” “the Company,” “we,” “us” and “our” refer to Sontra Medical Corporation. We make our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to those reports available through our website, free of charge, as soon as reasonably practicable after we file such material with, or furnish it to the Securities and Exchange Commission. Our internet address is http://www.sontra.com. The contents of our website are not part of this prospectus, and our internet address is included in this document as an inactive textual reference only.

SonoPrep® Skin Permeation Device

The skin is the body’s barrier to the outside environment that prevents body fluids from escaping and prevents protein contaminants (pyrogens), microorganisms (viruses and bacteria) and other irritating substances from entering the body. The outer layer of the skin, the stratum corneum, is a relatively thin layer of brick-shaped keratinocytes which creates the skin barrier. The interstitial space between these keratinocytes contains a highly ordered lipid bi-layer that repels water and compounds that are water-soluble, including the body fluids and vital analytes such as electrolytes, proteins and glucose. An application of ultrasonic energy disorganizes the lipid bi-layer of the stratum corneum thereby creating reversible channels in the skin through which fluids and analytes can be extracted and small and large molecules can be delivered. The transport properties of the protective stratum corneum are increased approximately 100-fold after ultrasonic skin permeation.

Our proprietary SonoPrep ultrasound-mediated skin permeation technology is a non-invasive and painless method of enhancing the flow of fluids and molecules across the protective membrane of the stratum corneum. Sontra developed the SonoPrep skin permeation device that makes the skin permeable for up to 24 hours by applying ultrasonic energy to the skin for approximately 15 seconds.

The SonoPrep device consists of a battery-operated power and control unit, an ultrasonic applicator hand piece and a single use disposable coupling medium cartridge. The SonoPrep device applies relatively low frequency (compared to diagnostic imaging) ultrasonic energy to the skin. The ultrasonic horn in the device vibrates at 55,000 times per second (55KHz) and applies the energy to the skin through a liquid coupling medium to create cavitational bubbles that expand and contract in the coupling medium and the ordered lipid bilayer of the stratum corneum. Ultrasonic cavitation disorganizes the lipid bi-layer of the stratum corneum and creates reversible channels through which fluids and analytes can be extracted. High and low molecular weight molecules can also be delivered through the skin.

The Company’s SonoPrep device is easy to use and the treatment can be self-administered by the patient. The application is designed for safe use with an on-line feedback mechanism to detect permeation based on the reduction in electrical impedance and automatically shut off the ultrasonic energy when the effect is optimized. Most importantly, the permeability is reversible and the skin goes back to its normal state after approximately 24 hours. The SonoPrep device has each of the following attributes:

•	Non-invasive

•	Increases skin permeability approximately 100-fold

•	Well controlled and long-lasting skin permeability (up to 24 hours)

•	Painless and non-irritating

•	Fast and easy to use

•	Reversible

•	Safe

Sontra has completed product development of the first generation of the SonoPrep device and has commenced manufacturing of the device and plans to introduce a second generation device in early 2006. The

SonoPrep device will be employed in all of Sontra’s product applications. Sontra has identified several target markets, including adult and pediatric phlebotomy and IV catheterization, central venous catheter insertion, and dermatological procedures, for the SonoPrep device. Sontra received its first FDA 510(k) marketing clearance for its SonoPrep device in February 2004 for enhancing electrophysiology signals. In August 2004, we received 510(k) marketing clearance from the FDA for the SonoPrep device and procedure tray for use with topical lidocaine. We will need to obtain additional 510(k) marketing clearances, or PMA or NDA approvals, from the FDA in order to market other products and applications.

Electrophysiology Preparation

Electro-cardiograms (EKG), electro-encephalograms (EEG) and electro-myelograms (EMG) are common electrophysiology modalities used in medical diagnosis. Three principal elements of successful tests are:

•	Electrode adhesion

•	Conductivity (low impedance) between the electrode and the skin

•	Motion artifact and electrical interference reduction

The most important variable that needs to be controlled in order to obtain an accurate electrophysiology test result is a reduced level of skin impedance. Lower impedance means higher signals and lower signal-to-noise ratios. The standard impedance level desired in most electrophysiology measurements is 5000 Ohms. In order to achieve this level, technicians prepare the skin site by shaving, cleaning and de-fatting with alcohol and, in some applications, dermabrasion with sandpaper or tape stripping. These procedures are time consuming, often painful and not always effective.

The SonoPrep device has been demonstrated through an internal human feasibility study to reduce skin impedance consistently to 1000 Ohms. The Company believes the SonoPrep device will add value to applications where low impedance is critical to enhance signal strength and motion artifact is a concern. In February 2004, Sontra received 510(k) marketing clearance from the FDA for its SonoPrep device for use in electrophysiology applications. The Company is currently evaluating the commercial market opportunity and methods of distribution for electrophysiology applications.

SonoPrep® Topical Anesthetic System for Rapid Skin Anesthesia

In August 2004, Sontra received 510(k) marketing clearance from the FDA to market the SonoPrep device and procedure tray for use with over-the-counter (OTC) 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters. In September 2004, the Company launched its SonoPrep Topical Anesthetic System, which consists of the SonoPrep device and a topical anesthetic procedure tray for usage with OTC 4% topical lidocaine, and is marketing the system through independent medical device distributors. The Topical Anesthetic Procedure Tray consists of a SonoPrep coupling medium and cleaning cartridge, and a locator ring.

To achieve rapid skin anesthesia, a patient’s skin is first permeated with the SonoPrep device and then topical lidocaine is applied to the permeated skin site. Sontra has demonstrated that SonoPrep can achieve skin analgesia in five minutes or less, versus the thirty to sixty minutes recommended for the existing topical anesthetics. The topical anesthetic products are used in dermatology and pediatrics procedures to numb the skin before IV insertions, blood draws and other needle sticks.

Although Sontra received this clearance, OTC 4% topical lidocaine has not been approved by the FDA for the indications covered by the Company’s 510(k) marketing clearance, namely needle sticks or venipuncture. Under federal law, the marketing of OTC 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters requires the FDA to approve a new drug application (NDA) with respect thereto.

The Company intends to continue to market the SonoPrep Topical Anesthetic System pursuant to its 510(k) marketing clearance, and we plan to submit to the FDA an NDA seeking approval of OTC 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters.

Continuous Non-Invasive Glucose Monitoring System

Diabetes is a serious metabolic disorder and is the sixth leading cause of death in the United States, and those individuals afflicted with the disease are at serious risk of developing complications, such as coronary and vascular disease, retinopathy and neuropathy. The immediate and long-term effects of inadequate blood glucose control are devastating. Diabetes is the leading cause of kidney failure, adult blindness, non-traumatic amputations and nerve damage. When patients monitor their blood glucose frequently they can schedule their insulin injections to properly control their glucose levels. Clinical studies have proven that tighter glucose control through precise insulin dosing significantly reduces diabetes related complications. The Company believes that continuous non-invasive monitoring of blood glucose will greatly improve a patient’s compliance to frequent testing, which has been shown to significantly reduce severe complications related to diabetes and lead to reduced health care costs.

Sontra is developing a non-invasive glucose monitoring system that continuously measures glucose levels in patients with diabetes and addresses the unmet need in the home testing market for a truly continuous and non-invasive glucose monitor. Sontra’s glucose monitoring system consists of the SonoPrep skin permeation device and a glucose flux biosensor placed over the permeated skin site that continuously measures the glucose as it flows into the sensor. Because SonoPrep can permeate many different skin locations a patient will be able to place the biosensor on skin areas that are out of sight such as the abdomen, so the patient can maintain an active lifestyle. The glucose biosensor is designed to continuously measure glucose levels and transmit readings wirelessly to a glucose meter that will be designed as a watch or beeper capable of transmitting data to a night stand alarm monitor.

The glucose biosensor contains an electrochemical sensor and an osmotic extraction gel that couples with the skin and continuously draws the glucose into the sensor. The glucose that flows through the skin is consumed by the biosensor as it reacts with glucose oxidase that is contained in the biosensor. This chemical reaction produces a constant electrical signal, which is recorded by the glucose meter. Due to the enhanced permeation created with SonoPrep, the constant glucose flux detected by Sontra’s glucose biosensor provides continuous glucose measurements that are analyzed every second.

Sontra completed its first Phase 1 clinical study in patients with diabetes in April 2003. The study was conducted using a prototype of the first generation SonoPrep skin permeation system and Sontra’s first glucose flux biosensor and meter prototypes. Twenty glucose flux biosensors (2 per patient) were placed over ten SonoPrep treated skin sites of ten adult subjects with Type 1 or Type 2 diabetes. Data was collected for eight to nine hours. Over 5,000 data points were collected and analyzed per sensor. As a control, blood glucose was measured from an intravenous catheter or finger stick blood withdrawn every twenty minutes. Data sets comparing blood glucose measurements to data from the glucose flux biosensor had an 84 percent (r=.84) correlation to glucose measurements. The accuracy of the data from this study demonstrated the clinical feasibility of our system.

In November 2004, Sontra completed a second Phase 1 clinical trial. The study included twelve adult participants with either Type 1 or Type 2 diabetes. Each participant had three glucose flux biosensors placed on their skin, allowing over 2,000 glucose measurements to be collected over an eight-hour period at five-second intervals. Completed data showed a 90 percent (r=.90) correlation to reference blood glucose measurements.

Strategic Partnership with Bayer Diagnostics

On July 28, 2003, the Company and Bayer Diagnostics Division of Bayer Healthcare LLC (“Bayer”) executed a definitive license agreement pursuant to which the Company granted to Bayer an exclusive worldwide right and license of the Company’s intellectual property rights to make, have made, use, import and sell the continuous non-invasive glucose monitoring system. In consideration of the license and the Company’s delivery of all information, materials and know-how related to the licensed technology, Bayer paid the Company a one-time, non-refundable license fee of $1.5 million in January 2004.

Pursuant to the terms of the license agreement, the Company and Bayer may also enter into one or more additional agreements to continue the joint development of the continuous non-invasive glucose monitoring system. Such agreements may include, among other things, a $3.0 million milestone payment to the Company after the first phase of development of the product, a royalty agreement providing for the payment by Bayer to the Company of royalties based on net sales of the product and a manufacturing and supply agreement providing Sontra with the exclusive manufacturing rights of the SonoPrep device. To date, no such additional agreements have been entered into, and there can be no assurance that the Company and Bayer will enter into any additional agreements or that Bayer will make any further payments to the Company. In the event that Bayer does not complete the development of the product necessary to obtain FDA approval, the license shall convert to a non-exclusive license. Bayer has the right to terminate the agreement at any time following the payment of the license fee. In the event that Bayer terminates the agreement following the payment of the license fee, the license shall cease to be an exclusive license and shall become a co-exclusive license pursuant to which the Company will receive royalties based on net sales of the product.

Transdermal Drug Delivery

The existing worldwide transdermal drug market consists of low molecular weight drugs. The formidable challenge of effectively permeating the skin and delivering a therapeutic dosage within the required onset time of action has currently limited the transdermal drug delivery market to low molecular weight drugs. The following drugs are being marketed in transdermal formulations:

Drug	Indication
Lidocaine	Topical Anesthesia
Fentanyl	Pain
Nitroglycerine	Anti-angina
Estradiol	Hormone Replacement
Testosterone	Hypogonadism
Clonidine	Hypertension
Scopolamine	Motion Sickness
Nicotine	Smoking Cessation

Sontra believes that its SonoPrep skin permeation technology can be positioned in the transdermal drug delivery market based on the following product attributes:

•	An application of SonoPrep can significantly accelerate the onset time of action, thereby expanding the clinical indications for existing transdermal systemic drugs and topically applied local drugs where current onset times limit the clinical indications for these drugs.

•	An application of SonoPrep increases skin permeation 100 times greater than untreated skin, thereby making it possible to deliver large molecule drugs.

Transdermal Vaccine Delivery

SonoPrep disrupts the stratum corneum and has the potential to precisely deliver vaccines to the viable epidermis to activate the dendritic Langerhan cells which invoke a powerful immune response. The Company is developing a universal patch/reservoir delivery system for the transdermal delivery of vaccines. In October 2004, the Company completed a twenty patient human clinical study conducted at the University of Massachusetts that demonstrated that SonoPrep facilitated the transdermal delivery of large molecular weight antigenic proteins;

tetanus toxoid and candida albicans (yeast) to induce a skin immune response. Building on this study, the Company plans to complete a second study at the University of Massachusetts using SonoPrep to deliver the hepatitis A vaccine through the skin.

Government Regulation

Sontra’s SonoPrep device and procedure tray for use with topical lidocaine, and its continuous glucose monitoring product in development, are regulated as medical devices and are subject to extensive regulation by the Food and Drug Administration (FDA) and other regulatory authorities in the United States. The Federal Food, Drug, and Cosmetic Act (the “FD&C Act”) and other federal and state statutes and regulations govern the research, design, development, manufacturing, preclinical and clinical testing, storage, packaging, recordkeeping, servicing, labeling, distribution and promotion of medical devices in the United States. Failure to comply with these requirements can lead to stringent sanctions, including withdrawal or recalls of products from the market, refusal to authorize government contracts, civil monetary penalties and criminal prosecution.

Generally, medical devices require FDA approval or clearance before they may be marketed. There are two review procedures by which a product may receive such approval or clearance. Some products may qualify for clearance under a pre-market notification, or 510(k) procedure, in which the manufacturer provides to the FDA a pre-market notification that it intends to begin marketing the product, and demonstrates to the FDA’s satisfaction that the product is substantially equivalent to a legally marketed device. A product is considered substantially equivalent if it has the same intended use, and also has either the same technological characteristics (as defined in the FD&C Act), or if the product has different technological characteristics, the information submitted in the pre-market notification demonstrates that the product is as safe and effective, as a legally marketed device and does not raise different questions of safety and effectiveness than a legally marketed device. Marketing may commence when the FDA issues a clearance letter. If a medical device does not qualify for the 510(k) procedure, the FDA must approve a pre-market approval application, or PMA, before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. The PMA process is typically more comprehensive than the 510(k) process, and usually requires pre-clinical and extensive clinical studies. Further, before the FDA will approve a PMA, the manufacturer must pass an inspection demonstrating its compliance with the requirements of the FDA’s quality system regulations. FDA requests for additional studies during the review period are not uncommon, and can significantly delay approvals.

In addition, a number of other FDA requirements apply to medical device manufacturers and distributors. Device manufacturers must be registered and their products listed with the FDA, and certain adverse events and product malfunctions must be reported to the FDA. The FDA also prohibits an approved or cleared device from being marketing for unapproved or uncleared uses. Our product labeling, promotion and advertising are subject to continuing FDA regulation. Manufacturers must comply with the FDA’s quality system regulation, which establishes extensive requirements for quality control and manufacturing procedures. The FDA periodically inspects facilities to ascertain compliance with these and other requirements. Thus, manufacturers and distributors must continue to spend time, money and effort to maintain compliance. Failure to comply with the applicable regulatory requirements may subject us to a variety of administrative and judicially imposed sanctions, including withdrawal of an approval or clearance, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and civil and criminal penalties against the Company or its officers, directors or employees. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

In February 2004, Sontra received 510(k) marketing clearance from the FDA for its SonoPrep device for use in electrophysiology applications. In August 2004, Sontra received 510(k) marketing clearance from the FDA to market the SonoPrep device and procedure tray for use with over-the-counter (OTC) 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters. In September 2004, the Company launched its SonoPrep Topical Anesthetic System, which consists of the SonoPrep device and a topical anesthetic procedure tray for usage with OTC 4% topical lidocaine, and is marketing the system through independent medical device distributors. Although Sontra received this clearance, OTC 4% topical lidocaine has not been approved by the FDA for the indications covered by the Company’s 510(k) marketing clearance, namely pain relief associated with needle sticks or venipuncture. Under federal law, the marketing of OTC 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters requires the approval of the FDA of a new drug application (NDA) with respect thereto. The Company plans to submit to the FDA an NDA seeking approval of OTC 4% topical lidocaine for dermal anesthesia prior to the insertion of needles or intravenous catheters. The Company intends to continue to market the SonoPrep Topical Anesthetic System pursuant to its 510(k) marketing clearance; however, prior to approval of the NDA, the FDA may determine to limit, restrict or delay our ability to market the system. If the FDA ultimately does not approve the NDA, our business and results of operations would be materially adversely affected.

In order to obtain marketing clearance for its continuous non-invasive glucose monitoring system, Sontra will be required to file a PMA application that demonstrates the safety and effectiveness of the product. In addition, applications of the SonoPrep device in conjunction with drugs or vaccines will require FDA approval for each drug or vaccine for the specific indication if such approval does not already exist. The NDA process is comprehensive and includes the results of pre-clinical and extensive clinical studies before approval may be obtained, similar to the PMA process.

Research and Development

To date, our research and development efforts have been aimed at the development and commercialization of our SonoPrep technology for non-invasive diagnostic and transdermal drug delivery applications. We are also developing complete transdermal product solutions that combine our ultrasonic skin permeation technology together with synergistic biosensor and transdermal drug delivery technologies. For all of our products we will conduct human clinical trials to demonstrate the benefits of our SonoPrep device and our transdermal products.

For the years ended December 31, 2004 and 2003, our research and development expenses were approximately $3,039,000 and $2,266,000, respectively.

Sales and Marketing

We market the SonoPrep device and procedure tray for use with topical lidocaine through independent medical device distributors. For larger markets such as transdermal vaccination and glucose testing, Sontra plans to license its product to large pharmaceutical companies.

Manufacturing

We currently perform manufacturing of certain critical components and final assembly and testing of the SonoPrep device at our Franklin, Massachusetts facilities. As volumes increase, we may decide to outsource the manufacturing of the entire device.

Competition

The medical device industry in general, and the market for glucose monitoring in particular, is intensely competitive. Sontra’s continuous non-invasive glucose monitoring system will compete directly with glucose monitoring products manufactured by Roche Diagnostics, LifeScan, Inc., a division of Johnson & Johnson, Bayer Corporation, MediSense, a division of Abbott Laboratories, Medtronic, Inc., Cygnus, Inc., SpectRx and TheraSense, Inc. The Company’s SonoPrep device will also compete with numerous companies developing drug delivery products such as Nektar Therapeutics, Alkermes, Inc., Bioject, Inc., PowderJect Pharmaceuticals PLC, Antares Pharma, Inc., Becton Dickinson & Co., Aerogen, Inc., ALZA Corporation, a division of Johnson & Johnson, Norwood Abbey Limited, Vyteris, Iomed and 3M Company. In the topical lidocaine market, Sontra competes with the existing topical lidocaine products manufactured by Astra and others, and also competes with Norwood Abbey, who has received clearance from the FDA to market a laser poration device.

The first product to reach the market in a therapeutic area often has a significant competitive advantage relative to later entrants to the market. Competitive products have either been approved or are being developed for most of Sontra’s products. Additionally, many competitors or potential competitors of Sontra are larger than Sontra and able to commit significantly greater financial and other resources to all aspects of their business, including development, marketing, sales and distribution, and may have substantially greater experience in developing products, in obtaining regulatory approvals and in manufacturing and marketing products. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purposes of Sontra’s product concepts that are more commercially attractive than Sontra’s product concepts, or that could render Sontra’s technology uncompetitive or obsolete.

In the area of transdermal drug delivery, many pharmaceutical companies have the financial resources to acquire the skills necessary to develop transdermal systems. Any transdermal drug delivery products that Sontra may develop will also compete with drugs marketed in traditional dosage forms, including oral doses, injections and continuous infusion. New drugs, new therapeutic approaches or further developments or innovations in alternative drug delivery methods, such as time release capsules, liposomes and implants, may provide greater therapeutic benefits for a specific indication or may offer comparable performance at lower cost, than those that could be offered by Sontra’s current transdermal drug delivery technology. Sontra expects that any products that it develops will compete primarily on the basis of product efficiency, safety, patient convenience, reliability, availability and price. However, there can be no assurance that Sontra will successfully develop technologies and products that are more effective, safer, more convenient, more reliable, more available or more affordable than those being developed by its current and future competitors.

Intellectual Property

Currently, Sontra maintains a comprehensive portfolio of intellectual property. Sontra has pursued a course of developing and acquiring patents and patent rights and licensing technology. Sontra’s success depends primarily on its ability to establish and maintain the proprietary nature of its technology through the patent process and to license third-party patents and patent applications necessary to develop its products. In order to protect its proprietary technologies, Sontra also relies on a combination of trademark, copyright and trade secret protection, as well as confidentiality agreements with employees, consultants and third parties.

Sontra owns or exclusively licenses patents and patent applications that are very broad in scope, including ultrasound-enhanced transdermal drug delivery and ultrasound-enhanced transdermal analyte extraction and measurement (i.e. transdermal diagnostics), and provide significant protection from new entrants. Sontra has also patented specific elements of the technology that are keys to successful skin permeation enhancement and to establish our position in the area of ultrasound-enhanced skin permeation. Sontra has not sought patent protection for all of its technology. Sontra seeks patent coverage in the United States and in foreign countries only on aspects of its transdermal technologies that it believes will be significant and that could provide barriers to entry for its competition. We have an exclusive license from MIT on eight issued patents in the United States, three issued foreign patents, two pending U.S. patents and three pending foreign patent applications, and as of December 31, 2004, we owned four issued patents and six pending patent applications in the United States and two foreign patent and fifteen pending foreign applications. Sontra’s success depends to a significant degree upon its ability to develop proprietary products and technologies and to obtain patent coverage for such products and technologies. Sontra intends to file patent applications covering any newly developed products or technologies.

Pursuant to a license agreement entered into with MIT in June 1998, Sontra has an exclusive, worldwide license to certain patent rights related to the use of ultrasound to enhance skin permeability for applications in transdermal diagnostics and drug delivery. The term of this license extends until 2018, the expiration date of the last to expire of the patents licensed under the agreement. Under the agreement, Sontra is obligated to pay MIT annual license maintenance fees of $25,000 per year and running royalties based on the net sales of any products that are covered by the licensed patent rights. Sontra also has the right to grant sublicenses under the agreement, for which Sontra must also pay royalties to MIT for products sold by such sublicensees. MIT may terminate this license upon 90 days written notice if we fail to pay the annual license maintenance fees or running royalties, or otherwise upon an uncured material breach of the agreement.

Employees

As of February 15, 2005, Sontra had 24 full time employees, 14 of whom are engaged in research and development activities, four of whom are engaged in sales and marketing, three of whom are engaged in manufacturing activities, and three of whom are engaged in administration, finance and business development. All of Sontra’s employees are covered by confidentiality agreements. No employees are covered by collective bargaining agreements.

Legal Proceedings

In December 2004, the Company entered into an agreement with the Puerto Rican Telephone Company (“PRTC”) regarding alleged rate overcharges by PRTC related to the activity of ChoiceTel prior to the Merger. Pursuant to the agreement, the Company agreed to waive certain legal claims against PRTC in exchange for $250,000. The Company received the $250,000 settlement payment in January 2005.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We currently are not a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our consolidated financial condition and results of operations should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this prospectus. The matters discussed herein contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus and the risks discussed in our other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Overview

On June 20, 2002, the Company (previously operating under the name ChoiceTel Communications, Inc.) consummated a merger with Sontra Medical, Inc. (“SMI”), pursuant to which SMI merged with and into a wholly owned subsidiary of the Company (the “Merger”). Subsequent to the consummation of the Merger, the Company changed its name to Sontra Medical Corporation and began operating in SMI’s line of business.

Sontra Medical Corporation is the pioneer of SonoPrep®, a non-invasive ultrasonic skin permeation technology for medical and therapeutic applications. Our proprietary ultrasound mediated skin permeation technology is a non-invasive and painless method of enhancing the flow of fluids and molecules across the protective membrane of the stratum corneum, the outer layer of the skin.

A significant portion of the Company’s research and development expenses include salaries paid to personnel and outside consultants and service providers, as well as the cost of materials used in research and development, and information technology and facilities costs. The Company expects that its research and development expenses will continue to increase as it works to complete the development of its products, obtain regulatory clearances or approvals, and conduct further research and development.

Selling, general and administrative expenses consist primarily of non-research personnel salaries and related expenses, facilities costs and professional fees. The Company expects selling, general and administrative expenses to increase as it hires additional personnel and builds its infrastructure to support future growth.

Stock-based compensation expense, a non-cash expense, represents the difference between the exercise price and fair value of common stock on the date of option grant. Certain stock-based compensation expense is remeasured each period and amortized over the vesting period of the applicable options, which is generally 42 months.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis or Plan of Operation discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, management evaluates its estimates and judgments, including those related to inventory valuation, revenue recognition and stock-based compensation. Management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Inventory Valuation. Inventories are stated at the lower of cost (first in, first out) or market. Work-in-process and finished goods consist of material, labor and overhead. Finished goods consist of completed SonoPrep units and procedure trays. Demo inventory consists of SonoPrep units owned by Sontra used for demonstration purposes. The cost of SonoPrep demo units is amortized to cost of sales over a one year period. The reserve for obsolescence represents inventory the Company expects to use in prototype manufacturing as well as possible design changes and product enhancements that may make certain raw materials and finished goods obsolete. Because we have only limited manufacturing experience with the SonoPrep units and procedure trays, through June 30, 2004 we considered all inventory to be related to prototype manufacturing. With our first product sales in the quarter ended September 30, 2004, we began capitalizing inventory based on our manufacturing experience. We expect to continue to adjust our reserve based on additional manufacturing experience, production levels and possible design changes and enhancements in the SonoPrep units.

Revenue Recognition. For product revenue, revenues are recognized when persuasive evidence of an arrangement exists in the form of a signed non-cancelable purchase order, the product is shipped, the selling price is fixed and determinable, and collection is reasonably assured. We currently sell primarily through distributors and have contracts with all such distributors. We have established credit policies that we believe allow us to determine when collectibility is reasonably assured. There are also reporting procedures in place to allow us to monitor the inventory levels at our distributors and to determine the end-user of our products.

Stock-based Compensation. We record stock-based compensation to non-employees at fair value. We do not record expense relating to stock options granted to employees with an exercise price greater than or equal to market price at the time of grant. We report pro forma net loss and loss per share in accordance with the requirements of Statement of Financial Accounting Standard (“SFAS”) No. 148. This disclosure shows net loss and loss per share as if we had accounted for our employee stock options under the fair value method. The fair value of options granted to non-employees and the pro forma information discussed above is calculated using the Black-Scholes option pricing model. This option valuation model requires input of assumptions including the volatility of our stock price, the expected life of the option and the risk-free interest rate. Because our stock options have characteristics significantly different from those of traded options, and because changes in the input assumptions can materially affect the fair value estimate, the existing model may not necessarily provide a reliable single measure of fair value of our stock options.

We believe that full consideration has been given to all relevant circumstances that Sontra may be subject to, and the financial statements accurately reflect Sontra’s best estimate of the results of operations, financial position and cash flows for the periods presented.

Results of Operations

Comparison of the years ended December 31, 2004 and 2003

Gross Profit

Sontra commenced the marketing launch of the SonoPrep device and procedure kit for topical lidocaine delivery in September 2004. For the year ended December 31, 2004, the Company recorded revenue of $34,000 and a gross profit of $17,000, or 50.3% of revenue. The Company expects to continue to refine its product costing and, accordingly, gross profit on future sales may differ.

Licensing revenue of $1,500,000 for the year ended December 31, 2003 consisted of a licensing payment due from Bayer Diagnostics. The Company received this payment on January 15, 2004.

Research and Development Expenses

Research and development expenses increased by $773,000 to $3,039,000 for the year ended December 31, 2004 from $2,266,000 for the year ended December 31, 2003. The increase was primarily attributable to an increase in clinical trial costs of $219,000, an increase in staffing of $234,000, and $305,000 spent on the manufacturing of SonoPrep prototypes and other manufacturing-related research and development.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $683,000 to $2,424,000 for the year ended December 31, 2004 from $1,741,000 for the year ended December 31, 2003. The increase was primarily attributable to selling and marketing costs of $355,000 associated with hiring personnel and marketing launch costs, an increase in stock-based compensation expenses of $204,000 and an increase in executive compensation of $150,000.

Interest Income

Interest income was $86,000 for the year ended December 31, 2004 compared to interest income of $27,000 for the year ended December 31, 2003. The increase in interest income is attributable to higher interest rates and a higher average balance invested.

Liquidity and Capital Resources

The Company has financed its operations since inception primarily through private sales of its common and preferred stock, the issuance of convertible promissory notes, and the cash it received in connection with the Merger. As of December 31, 2004, the Company had $9,515,000 of cash and cash equivalents on hand.

Net cash used in operating activities was $2,826,000 for the year ended December 31, 2004. The net loss for the year ended December 31, 2004 was $5,360,000 and included in this loss were non-cash expenses of $157,000 for depreciation and amortization, $309,000 for stock-based compensation and $225,000 for common stock contributed to the 401(k) plan. A decrease in accounts receivable provided $1,483,000 of cash and an increase in accounts payable and accrued expenses provided $516,000 of operating cash.

Net cash used in investing activities was $159,000 for the year ended December 31, 2004, resulting from $169,000 used to purchase property and equipment, offset by a reduction in restricted cash of $10,000.

Net cash provided by financing activities was $7,631,000 for the year ended December 31, 2004. The sale of common stock in a private placement provided $4,153,000 in cash and the exercise of warrants provided $3,285,000. In addition, the exercise of stock options provided $157,000 in cash, and adjustments related to the Merger provided $37,000.

The Company expects that the cash and cash equivalents of $9,515,000 at December 31, 2004 will be sufficient to meet its cash requirements through June 2006. The Company will be required to raise a substantial amount of capital in the future to complete the commercialization of its products.

At December 31, 2004, the Company had outstanding warrants to purchase 6,720,292 shares of common stock at exercise prices ranging from $1.20-$2.45. If all these warrants were exercised for cash the Company would received cash proceeds of $11,082,000.

The Company will be required to raise a substantial amount of capital in the future to execute in accordance with its product development, commercialization and marketing strategies. The Company’s ability to fund its future capital requirements will depend on many factors, including the following:

•	its ability to obtain funding from third parties, including any future collaborative partners;

•	its progress on research and development programs and pre-clinical and clinical trials;

•	the time and costs required to gain regulatory approvals;

•	the costs of manufacturing, marketing and distributing its products, if successfully developed and approved;

•	the costs of filing, prosecuting and enforcing patents, patent applications, patent claims and trademarks;

•	the status of competing products; and

•	the market acceptance and third-party reimbursement of its products, if successfully developed and approved.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements, including derivative instruments, that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Effect Of Inflation and Changes In Prices

Management does not believe that inflation and changes in price will have a material effect on the Company’s operations.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding individuals who currently serve as our directors or executive officers.

Name	Age	Position(s) with the Company
Thomas W. Davison	57	President, Chief Executive Officer and Director
Sean F. Moran	46	Chief Financial Officer
Gary S. Kohler	48	Director
Robert S. Langer, Jr.	56	Director
Michael R. Wigley	50	Director
Joseph F. Amaral	49	Director
Brian F. Sullivan	43	Director
Gerard E. Puorro	57	Director

Set forth below is a biographical description of each director and executive officer of the Company based on information supplied by each of them.

Dr. Davison has served as Chief Executive Officer, President and a director since June 2002. Prior to that, Dr. Davison was the chief executive officer of Sontra Medical, Inc. since May 2002. Dr. Davison previously was founder and chief executive officer of Endius, Inc. (1996-2002), a company focused on minimally invasive spine surgery. Prior to his employment at Endius, Dr. Davison was founder and president of UltraCision Inc., a recognized technology leader in laparoscopic surgical instruments, from November 1988 to 1995. UltraCision was acquired by Ethicon Endosurgery, a Johnson & Johnson company, in November 1995, at which time Dr. Davison became vice president of strategic applications of UltraCision for Ethicon Endosurgery. Dr. Davison has also held during his thirty-year career various marketing and technical positions within the medical device and healthcare industry. Dr. Davison holds a B.A. in Biology/Chemistry and a Ph.D. in Mammalian Physiology from Kent State University.

Mr. Moran joined us as Chief Financial Officer in June 2002. Previously, Mr. Moran was chief financial officer of SatCon Technology Corporation, a company focused on the development and manufacture of high power electronics, from 2000 through 2002. Prior to his employment with SatCon, Mr. Moran was the chief financial officer of Anika Therapeutics, Inc., a company focused on therapeutic medical devices, from 1993 to 2000. Mr. Moran, a Certified Public Accountant, holds a B.S. in Business Administration and a M.B.A. from Babson College.

Mr. Kohler has been a director since 1989. He was a founder of ChoiceTel Communications, Inc., a pay telephone provider and our corporate predecessor, and its chairman from its inception in 1989 until the merger with Sontra Medical, Inc. in June 2002. Mr. Kohler is a partner and portfolio manager of Pyramid Trading, L.P., a broker-dealer registered on the Chicago Board Options Exchange, which he joined in October 1999. Prior to that he served as a managing director of Second Avenue Capital Management, a money management company, from December 1998 through September 1999. Prior to that he served as president of Kohler Capital Management from October 1997 through November 1998. Mr. Kohler serves on the boards of Printware, Inc. and 21st Century Wireless Corporation, as well as other private companies. Mr. Kohler holds a B.A. degree from the University of Minnesota and a M.B.A. degree from Cornell University.

Dr. Langer has served as a scientific consultant and director since June 2002. Dr. Langer is currently the Chairman of the Company’s Scientific Advisory Board. Dr. Langer is a co-founder of Sontra Medical, Inc. and, since 1998, has served as a director and consultant of Sontra Medical, Inc. Since 1979, Dr. Langer has been Germeshausen Professor of Chemical and Biomedical Engineering at the Massachusetts Institute of Technology. Dr. Langer is also currently a director of Momenta Pharmaceuticals, Inc., a biotechnology company developing drugs based on sugar sequencing technology, Boston Life Sciences, Inc., a company focused on research and development of therapeutic and diagnostic products, and Wyeth, a pharmaceutical and consumer healthcare products company. Dr. Langer received his B.S. from Cornell University in 1970 and his Ph.D. from MIT in 1974, both in chemical engineering.

Mr. Wigley has served as a director since 1998. Since 1989, Mr. Wigley has been president and chief executive officer of Great Plains Companies, Inc., a diversified holding company. Mr. Wigley has B.S. and B.C.E. degrees from the University of Minnesota and holds a M.S. degree from Stanford University and a M.B.A. degree from Harvard Business School. Mr. Wigley serves on the boards of several private and non-profit organizations and is a regent of Luther College.

Dr. Amaral has served as a director since 2003. Since April 2000, Dr. Amaral has been the president and chief executive officer of the Rhode Island Hospital in Providence, Rhode Island, and the president of the Rhode Island Hospital Foundation, playing an active role in fundraising. Prior to that, Dr. Amaral was chief of surgery at Rhode Island Hospital from September 1999 through September 2000. From January 1992 to April 2000, Dr. Amaral was the director of minimally invasive surgery at Rhode Island Hospital. Dr. Amaral received his B.S. from Providence College in 1977 and his M.D. from Brown University in 1981. Dr. Amaral is also a professor in the Department of Surgery at Brown University.

Mr. Sullivan has served as a director since 2004. Since December 2002, Mr. Sullivan has served as President and Chief Executive Officer of SterilMed, Inc., a reprocessor of medical devices. From February 2001 to June 2002, Mr. Sullivan was a candidate for Governor of Minnesota. From October 1999 to January 2003, Mr. Sullivan was Co-Chairman of SimonDelivers.com, an on-line grocery store. In 1986, Mr. Sullivan co-founded Recovery Engineering, Inc., a manufacturer of consumer drinking water products, and served as Chairman and Chief Executive Officer until it was sold to The Procter & Gamble Company in 1999. Mr. Sullivan is also a director of Entegris, Inc., a materials integrity management company. Mr. Sullivan received his B.A. in economics from Harvard University in 1986.

Mr. Puorro has served as a director since 2004. Since 1993, Mr. Puorro has been President and Chief Executive Officer of Candela Corporation, a developer of advanced aesthetic laser systems. Mr. Puorro is also a director of Candela Corporation.

Executive officers of the Company are elected on an annual basis by the Board of Directors to serve at the pleasure of the Board of Directors and until their successors have been duly elected and qualified.

On January 13, 2003, the Securities and Exchange Commission issued a cease-and-desist order relating to an SEC Administrative Proceeding, Release No. 34-47167, instituted against Anika Therapeutics, Inc. (“Anika”), the former chief executive officer of Anika, and Sean F. Moran, the Company’s Chief Financial Officer and the former chief financial officer of Anika, in connection with a SEC investigation and findings of violations of securities laws related to Anika’s improper recognition of certain revenues in 1998 and 1999. In accordance with the final terms of the Order, Mr. Moran agreed to cease and desist from committing or causing any violations and any future violations of certain sections and rules promulgated under the Exchange Act. The SEC has not imposed any fines or additional penalties on Mr. Moran in connection with this investigation.

Director Voting Agreement

On June 20, 2002, we consummated a business combination (the “Merger”) with Sontra Medical, Inc. (“SMI”) pursuant to the terms of an Agreement and Plan of Reorganization, dated as of February 27, 2002, as amended, by and among SMI, the Company and CC Merger Corp., a wholly owned subsidiary of the Company (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, CC Merger Corp. was merged with and into SMI with the result that SMI survived as a wholly owned subsidiary of the Company. Following the Merger, we changed our name to Sontra Medical Corporation and began operating in SMI’s line of business.

As a condition to closing the Merger, certain of our directors and shareholders entered into an agreement with Michael Wigley and Gary Kohler providing that those directors and shareholders will vote any shares of our

Common Stock beneficially owned by them following the Merger to maintain the election of Michael Wigley and Gary Kohler to our Board of Directors. The director voting agreement shall terminate immediately following the third meeting of our shareholders called for the purpose of electing directors or three years following the completion of the Merger, whichever is later. None of our shareholders who are parties to the director voting agreement have been paid any additional consideration in connection with the execution of the director voting agreement.

SELLING SHAREHOLDERS

The shares of Common Stock being sold by the selling shareholders consist of:

•	7,560,000 shares of our Common Stock issuable upon conversion of the shares of Series A Preferred Stock issued to the purchasers in the 2003 Private Placement, including our estimate of the maximum number of shares issuable as a result of the conversion of accrued dividends on the shares of Series A Preferred Stock; and

•	7,000,000 shares of our Common Stock issuable upon exercise of the Common Stock Purchase Warrants issued to the purchasers in the 2003 Private Placement.

In accordance with the registration rights granted to the selling shareholders, Sontra has filed with the Securities and Exchange Commission a registration statement, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of Common Stock offered by this prospectus or interests therein from time to time on the Nasdaq SmallCap Market, in privately negotiated transactions or otherwise. Sontra has also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for the resale thereof by the selling shareholders.

The actual number of shares of Common Stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of Common Stock that may be issued as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

Based on information provided to us by the selling shareholders, the following table sets forth ownership and registration information regarding the shares held by the selling shareholders (as of October 15, 2003), including: (1) the name of each selling shareholder, (2) the number of shares of our Common Stock beneficially owned by each selling shareholder prior to this offering, including the number of shares issuable upon the conversion of the shares of Series A Preferred Stock and/or the exercise of the Common Stock Purchase Warrants held by the selling shareholder, (3) the maximum number of shares of Common Stock which the selling shareholders can sell pursuant to this prospectus, and (4) the number and percentage of shares of Common Stock that the selling shareholders would own if they sold all their shares registered by this prospectus. Each selling shareholder will receive all of the net proceeds from the sale of its shares of Common Stock offered by this prospectus. Unless otherwise indicated below, to our knowledge, all selling shareholders named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholder named below.

				Shares of Common Stock Beneficially Owned After Offering(1)
Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(2)		Number of Shares of Common Stock Being Offered(2)	Number		Percentage
Xmark Fund, Ltd.	638,334		638,334	0		—
Xmark Fund, L.P.	361,666		361,666	0		—
Constable Capital LLC	771,270		770,000	1,270		*	%
Constable Capital QP, LLC	230,380		230,000	380		*	%
Wigley Irrevocable Trust 1993	900,000		900,000	0		—
OTAPE Investments LLC	800,000		800,000	0		—
Jeffrey Paul Dauenhauer	700,000		700,000	0		—
Alpha Capital AG	500,000		500,000	0		—
SDS Merchant Fund, LP	500,000		500,000	0		—
Kenneth A. Steel, Jr.	500,000		500,000	0		—
Alex Tringas	460,000		460,000	0		—
Focus Capital L.P.	400,000		400,000	0		—
Vincent Young	400,000		400,000	0		—
CrossCap Partners LP	300,000		300,000	0		—
Thomas F. Kloberg	300,000		300,000	0		—
K.A. Steel Chemicals Inc.	300,000		300,000	0		—
AIG DKR Soundshore Private Investors Holding Fund Ltd.	250,000		250,000	0		—
Allan Lyons	250,000		250,000	0		—
TerraDek Lighting, Inc.	250,000		250,000	0		—
Brophy & Phillips Co., Inc.	220,000		220,000	0		—
Robert C. Anderson	200,000		200,000	0		—
Essex Woodlands Health Ventures Fund IV, L.P.	1,603,429		200,000	1,403,429		5.8%
Thomas and Patricia Burkard	200,000		200,000	0		—
Troy J. Rodriguez	200,000		200,000	0		—
Karl Scheil	200,000		200,000	0		—
Michael R. Wigley	1,184,709	(3)	200,000	984,709	(3)	4.0%
Allen Crosswell	150,000		150,000	0		—
Michael R. Hamblett	140,000		140,000	0		—
Steven Oliveira	140,000		140,000	0		—
Kent Algotsson	100,000		100,000	0		—

				Shares of Common Stock Beneficially Owned After Offering(1)
Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(2)		Number of Shares of Common Stock Being Offered(2)	Number		Percentage
Peter Habib	100,000		100,000	0		—
Isaac Kodsi	100,000		100,000	0		—
Kevin McDermott	100,000		100,000	0		—
Anthony R. Paniccia	100,000		100,000	0		—
Sabbatical Ventures, LLC	100,000		100,000	0		—
David R. Shaub, Jr.	100,000		100,000	0		—
James C. Taylor	100,000		100,000	0		—
John J. Tringas	100,000		100,000	0		—
Stephen P. Boger D.D.S.	126,666		86,666	40,000		* %
James Nordlie	70,000		70,000	0		—
Gary S. Kohler	891,185	(4)	66,668	824,517	(4)	3.4%
Robert S. Langer	600,036	(5)	66,666	533,370	(5)	2.2%
James R. McNab, Jr.	607,822	(6)	60,000	547,822	(6)	2.2%
Sam Bolton	50,000		50,000	0		—
Leilaly Chang	50,000		50,000	0		—
Dr. and Mrs. Richard D. Cornell	50,000		50,000	0		—
David Habib	50,000		50,000	0		—
Joseph C. Hubbard	50,000		50,000	0		—
George G. Hunt	50,000		50,000	0		—
David and Marsha Kaplan	50,000		50,000	0		—
Scott L. and Gwendelyn Korney	50,000		50,000	0		—
Jack Lahav	50,000		50,000	0		—
Ilana Lahav and Jack Lahav	50,000		50,000	0		—
Lili Lahav and Jack Lahav	50,000		50,000	0		—
Shira Lahav and Jack Lahav	50,000		50,000	0		—
Laureen M. Lenahan	50,000		50,000	0		—
Claudio Lishman	50,000		50,000	0		—
Mack Family Trust	50,000		50,000	0		—
G. Kenneth McCart	50,000		50,000	0		—
Daniel C. McCauley	50,000		50,000	0		—
Arie Mrejen	50,000		50,000	0		—
Dennis Mullally	50,000		50,000	0		—
Robert Myers	50,000		50,000	0		—
Eric Nelson	50,000		50,000	0		—
Michael and Doris Panza	50,000		50,000	0		—
Andy Pashby	50,000		50,000	0		—
Barry Berman Rutenberg	50,000		50,000	0		—
Daniel Saro	50,000		50,000	0		—
Anthony J. Spatacco, Jr.	50,000		50,000	0		—
David C. Stolp	50,000		50,000	0		—
Howard Treitman and Jay Treitman	50,000		50,000	0		—
Phillip Whittaker	50,000		50,000	0		—
Elizabeth A. Wigley UGMA Michael R. Wigley	50,000		50,000	0		—
Richard Feinberg	40,000		40,000	0		—

			Shares of Common Stock Beneficially Owned After Offering(1)
Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(2)	Number of Shares of Common Stock Being Offered(2)	Number	Percentage
Great Plains Properties, Inc.	40,000	40,000	0	—
Mark Lymberopolous	40,000	40,000	0	—
Dewayne J. and Agnes Vick	40,000	40,000	0	—
Alexandra L. Wigley UGMA Michael R. Wigley	30,000	30,000	0	—
Kathryn K. Wigley UGMA Michael R. Wigley	30,000	30,000	0	—
Dennis L. Vick	30,000	30,000	0	—
Arrow Leather Finishing, Inc.	25,000	25,000	0	—
David Bennett	25,000	25,000	0	—
Fairwinds, Inc.	25,000	25,000	0	—
Bernice B. Harray	25,000	25,000	0	—
Hadassah Keynan and Irene Nussbaum	25,000	25,000	0	—
Paul Mauerhan	25,000	25,000	0	—
Paul H. Scherf, Jr.	25,000	25,000	0	—
Peter Tocci	25,000	25,000	0	—
Richard Dodds	20,000	20,000	0	—
Timothy Fox	20,000	20,000	0	—
Michael J. Maloney	20,000	20,000	0	—
Clifford L. Olson	20,000	20,000	0	—
Peter L. Scherer	20,000	20,000	0	—
Pamela and Michael Sime	20,000	20,000	0	—
Randy Stille	21,550	20,000	1,550	*	%

*	Less than 1%
(1)	We do not know when or in what amounts a selling shareholder may dispose of the shares or interests therein. The selling shareholders may choose not to dispose of any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares or interests therein pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.
(2)	Does not include the shares potentially issuable to each selling shareholder as a result of the conversion of accrued dividends on the shares of Series A Preferred Stock held by such selling shareholder, if any. Such dividends accrue on a daily basis from the date of issuance of the shares of Series A Preferred Stock at an annual rate of 8%. At our election, we may elect to pay such dividends in cash or in shares of our Common Stock. The actual number of shares to be issued cannot be determined until the conversion date.
(3)	Includes 309,166 shares that may be acquired within 60 days upon the exercise of stock options held by Mr. Wigley, and 106,800 shares held by Mr. Wigley as custodian for the benefit of his children.
(4)	Includes 67,500 shares that may be acquired within 60 days upon the exercise of stock options held by Mr. Kohler, and 40,000 shares held by Mr. Kohler as custodian for the benefit of his children.
(5)	Includes 39,635 shares that may be acquired within 60 days upon the exercise of stock options held by Mr. Langer, and 28,905 shares held by Laura Langer as custodian for Dr. Langer’s minor children.
(6)	Includes 54,087 shares that may be acquired within 60 days upon the exercise of stock options held by Mr. McNab, and 106,918 shares that are held by the J.R. and M.W. McNab Family LLC.

The Wigley Irrevocable Trust 1993 is a trust for the benefit of children of Michael R. Wigley, a member of the Board of Directors of the Company. Elizabeth Wigley, Alexandra Wigley and Kathryn Wigley are children of Mr. Wigley. Mr. Wigley is the Chairman of the Board of TerraDek Lighting, Inc. (“TerraDek”). Mr. Wigley and his wife are the majority shareholders of TerraDek. Mr. Wigley is the Chairman of the Board, President and Chief Executive Officer of Great Plains Properties, Inc. (“Great Plains”). Mr. Wigley and his wife are the majority shareholders of Great Plains. Mr. Wigley’s wife is also a director of Great Plains. Essex Woodland Health Ventures Fund IV, L.P. (“Essex”) holds in excess of 10% of the issued and outstanding shares of the Company’s Common Stock. Martin P. Sutter, a managing member of Essex Woodlands Health Ventures Fund IV, L.L.C., the general partner of Essex, is a former member of the Board of Directors of the Company. James R. McNab, Jr. is a former member of the Board of Directors of the Company. Gary S. Kohler and Robert S. Langer are members of the Board of Directors of the Company. For a description of the 2003 Private Placement, see “Prospectus Summary—2003 Private Placement.”

Other than as set forth in the immediately preceding paragraph and in the table and notes thereto above, none of the selling shareholders has held any position or office with, and has not otherwise had a material relationship with, the Company or any of our subsidiaries within the past three years.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock on behalf of the selling shareholders. Sales of shares may be made by selling shareholders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the Nasdaq SmallCap Market, any other exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales; and

•	put or call option transactions relating to the shares.

The selling shareholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. We have been advised that under the rules and regulations of the NASD, any such broker-dealers may not receive discounts, concessions or commissions in excess of 8% in connection with the sale of any securities being registered hereunder.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short positions or other derivative transactions relating to the shares of our Common Stock or of securities convertible into or exchangeable for the shares of our Common Stock in the course of hedging positions they assume with the selling shareholders and may deliver such securities to close out their short positions or otherwise settle short sales or other transactions. The selling shareholders may also loan or pledge shares to broker-dealers or other third parties. In connection with those transactions, the broker-dealers or other third parties may sell such loaned or pledged shares. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling shareholders may be, and any broker-dealers that act in connection with the sale of shares are, deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling shareholders and each selling shareholder has agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

We are paying all expenses and fees in connection with the registration of the shares. The selling shareholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

Wells Fargo Bank Minnesota, N.A., located at P.O. Box 64854, St. Paul, MN 55164-0854, is the transfer agent and registrar for our Common Stock.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock and Series A Convertible Preferred Stock, $.01 par value per share (the “Series A Preferred Stock”), as of December 15, 2004 (except as otherwise provided below) by the following individuals or entities: (i) each shareholder who beneficially owns more than 5% of the outstanding shares of our Common Stock as of December 15, 2004; (ii) the Chief Executive Officer and one other executive officer (the “Named Executive Officers”); (iii) each director; and (iv) all our current executive officers and directors, as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire currently or within 60 days after December 15, 2004 through the exercise of any stock option or other right, including upon the conversion of shares of Series A Preferred Stock and the exercise of warrants to purchase shares of Common Stock. Such shares are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other person. As of December 15, 2004, there were issued and outstanding 21,935,732 shares of our Common Stock and 73,334 shares of our Series A Preferred Stock.

	Amount and Nature of Beneficial Ownership of Common Stock			Amount and Nature of Beneficial Ownership of Series A Preferred Stock(3)
Name and Address of Beneficial Owner(1)	Number of Shares(2)		Percentage of Class	Number of Shares(2)	Percentage of Class
Essex Woodlands Health Ventures Fund IV, L.P. 15001 Walden Road, Suite 101 Montgomery, TX 77356	1,398,086	(4)	6.3%	—	—

Basso GP, LLC 1266 East Main Street Stamford, CT 06902	1,329,047	(5)	5.9%	—	—

Clifford L. Olson 18787 Hobby Hills Circle Prior Lake, MN 55372	20,297	(6)	*	10,000	13.6%

Pamela & Michael Sime 1592 Medina Road Long Lake, MN 55356	37,067	(7)	*	10,000	13.6%

Peter L. Scherer 15 Orono Orchard Road Wayzata, MN 55391	20,267	(6)	*	10,000	13.6%

Randy Stille 3117 Rankin Road St. Anthony, MN 55418	24,467	(8)	*	10,000	13.6%

Michael R. Wigley	1,771,955	(9)	7.9%	—	—

Gary S. Kohler	899,674	(10)	4.1%	33,334	45.5%

Robert S. Langer, Jr.	654,414	(11)	3.0%	—	—

Joseph F. Amaral	67,500	(12)	*	—	—

Brian F. Sullivan	50,000	(12)	*	—	—

Gerard E. Puorro	50,000		*	—	—

Thomas W. Davison	647,987	(13)	2.9%	—	—

Sean F. Moran	181,643	(14)	*	—	—

All directors and executive officers as a group (8 persons)	4,227,848		17.9%	33,334	45.5%

*	Less than one percent.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Sontra Medical Corporation, 10 Forge Parkway, Franklin, MA 02038.
(2)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
(3)	Each share of Series A Preferred Stock is initially convertible into one share of Common Stock, subject to adjustment in certain events.
(4)	Includes 100,000 shares that may be acquired within 60 days upon the exercise of warrants issued in 2003. Excludes 67,500 shares of Common Stock which Martin P. Sutter, a former member of the Board of Directors of the Company, may acquire within 60 days upon exercise of stock options of which Essex Woodlands Health Ventures Fund IV, L.P. disclaims any beneficial ownership. Mr. Sutter is a managing member of Essex Woodlands Health Ventures Fund IV, L.L.C., which is the general partner of Essex Woodlands Health Ventures Fund IV, L.P.
(5)	Consists of (i) 697,060 shares held by Basso Multi-Strategy Holding Fund Ltd., (ii) 278,824 shares that may be acquired within 60 days upon the exercise of warrants issued in 2004 and held by Basso Multi-Strategy Holding Fund Ltd., (iii) 185,295 shares held by Basso Private Opportunity Holding Fund Ltd., (iv) 74,118 shares that may be acquired within 60 days upon the exercise of warrants issued in 2004 and held by Basso Private Opportunity Holding Fund Ltd., and (v) 93,750 shares that may be acquired within 60 days upon the exercise of warrants issued in 2003 and held by Basso Private Opportunity Holding Fund Ltd. Basso GP, LLC is the general partner of each of the investment managers of Basso Multi-Strategy Holding Fund Ltd. and Basso Private Opportunity Holding Fund Ltd. The controlling persons of Basso GP, LLC are Howard Fischer, Philip Platek, John Lepore and Dwight Nelson.
(6)	Includes (i) 10,000 shares that may be acquired within 60 days upon conversion of shares of Series A Preferred Stock and (ii) 10,000 shares that may be acquired within 60 days upon the exercise of warrants issued in 2003.
(7)	Includes (i) 10,000 shares that may be acquired within 60 days upon conversion of shares of Series A Preferred Stock, (ii) 10,000 shares that may be acquired within 60 days upon the exercise of warrants issued in 2003 and (iii) 4,800 shares that may be acquired within 60 days upon the exercise of warrants issued in 2004.
(8)	Includes (i) 10,000 shares that may be acquired within 60 days upon conversion of shares of Series A Preferred Stock, (ii) 10,000 shares that may be acquired within 60 days upon the exercise of warrants issued in 2003 and (iii) 1,200 shares that may be acquired within 60 days upon the exercise of warrants issued in 2004.
(9)	Includes (i) 316,666 shares that may be acquired by Mr. Wigley within 60 days upon the exercise of stock options (including 95,325 shares that may be acquired by Mr. Wigley upon the exercise of stock options granted by Mr. Kohler), (ii) 164,429 shares held by Mr. Wigley as custodian for the benefit of his children, (iii) 210,753 shares held by corporations of which Mr. Wigley and his wife are majority stockholders, (iv) 123,530 shares of Common Stock which Mr. Wigley may acquire within 60 days upon exercise of warrants, (v) 55,000 shares of Common Stock which may be acquired within 60 days upon exercise of warrants held by Mr. Wigley as custodian for the benefit of his children, and (vi) an aggregate of 168,530 shares of Common Stock which may be acquired within 60 days upon exercise of warrants held by corporations of which Mr. Wigley and his wife are majority stockholders. Mr. Wigley disclaims beneficial ownership of the shares held by him as custodian for the benefit of his children.
(10)	Includes (i) 85,000 shares that may be acquired by Mr. Kohler within 60 days upon the exercise of stock options, (ii) 30,000 shares held by Mr. Kohler as custodian for the benefit of his children, (iii) 33,334 shares of Common Stock which Mr. Kohler may acquire within 60 days upon conversion of shares of Series A Preferred Stock, and (iv) 33,334 shares of Common Stock which Mr. Kohler may acquire within 60 days upon exercise of warrants.
(11)	Includes (i) 92,135 shares that may be acquired by Dr. Langer within 60 days upon the exercise of stock options, (ii) 28,905 shares held by Laura Langer as custodian for Dr. Langer’s minor children and (iii) 33,333 shares of Common Stock which Dr. Langer may acquire within 60 days upon exercise of warrants.
(12)	Consists of shares that may be acquired within 60 days upon the exercise of stock options.
(13)	Includes 598,317 shares that may be acquired by Dr. Davison within 60 days upon the exercise of stock options.
(14)	Includes 160,061 shares that may be acquired by Mr. Moran within 60 days upon the exercise of stock options.

DESCRIPTION OF SECURITIES

Pursuant to our Second Amended and Restated Articles of Incorporation, as amended, we are authorized to issue 40,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

All shares of our common stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of our common stock are subject to and qualified by the rights of holders of any then outstanding Preferred Stock. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefor. Cash dividends are at the sole discretion of our Board of Directors, and subject to any preferential dividend rights of any then outstanding Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets available for distribution to them, subject to any preferential rights of any then outstanding Preferred Stock. The holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. As of February 10, 2005, there were approximately 123 record holders of common stock and 22,179,904 outstanding shares of common stock.

Dividend Policy

We have never paid or declared any cash or other dividends on our common stock. We have no current plans to pay common stock dividends. We intend to retain earnings, if any, for working capital purposes. Any future determination as to the payment of dividends will depend upon our results of operations, and on our capital requirements, financial condition and other relevant factors which are in effect at that time.

Preferred Stock

Our Articles of Incorporation authorize our Board of Directors to fix the rights, preferences and privileges of, and issue up to 10,000,000 shares of, preferred stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of our shareholders. An aggregate of 7,000,000 shares of Series A Preferred Stock were issued in the 2003 Private Placement, of which 73,334 were issued and outstanding as of February 10, 2005. The issuance of additional preferred stock or rights to purchase preferred stock may have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of additional preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company’s common stock or limit the price that investors might be willing to pay for shares of the Company’s common stock.

Series A Convertible Preferred Stock

On September 15, 2003, in connection with the 2003 Private Placement, the Company filed with the Secretary of State of the State of Minnesota the Statement of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designations”). As of February 10, 2005, an aggregate of 73,334 shares of Series A Preferred Stock were issued and outstanding. As set forth in the Certificate of Designations, the terms of the Series A Preferred Stock are as follows:

Rank; Liquidation Preference. The Series A Preferred Stock shall rank prior to the common stock and prior to all other classes of capital stock currently outstanding, or hereafter established, unless otherwise provided in the terms of such class, with respect to the distribution of the Company’s assets upon a change of control, bankruptcy, liquidation or other similar event. The liquidation preference for the Series A Preferred Stock is an amount equal to the purchase price of the Series A Preferred Stock plus any accrued and unpaid dividends.

Dividends and Voting Rights. The Series A Preferred Stock bears an eight percent (8%) per annum dividend per share. The dividend accrues and is payable annually on June 30 of each year in cash or common stock at the Company’s discretion. The Series A Preferred Stock has no voting power, except as otherwise required under the Minnesota Business Corporations Act.

Conversion. The Series A Preferred Stock is convertible, at the option of the holder, into shares of common stock at an initial conversion price equal to the per unit price in the 2003 Private Placement. Therefore, initially each share of Series A Preferred Stock was convertible into one share of common stock.

Forced Conversion. If the closing price of the common stock for twenty (20) consecutive trading days equals at least $3.00, the Company shall have the right, at its option, to convert all, but not less than all, of the outstanding shares of Series A Preferred Stock into shares of common stock at an initial conversion price equal to the per unit price in the 2003 Private Placement.

Adjustments to Conversion Price. The Series A Preferred Stock contains adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, distributions, reclassifications or similar events affecting the common stock.

Redemption. At any time after the fifth anniversary of the initial closing of the 2003 Private Placement, the Company shall have the right to redeem the shares of Series A Preferred Stock at a price equal to the purchase price of the Series A Preferred Stock plus any accrued and unpaid dividends, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of issued and outstanding shares of Series A Preferred Stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

The consolidated balance sheets of Sontra Medical Corporation and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of loss, changes in stockholders’ equity (deficit) and cash flows for the years then ended have been included in this prospectus and registration statement in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

No expert or counsel named in this prospectus, as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was hired on a contingent basis, will receive a direct or indirect interest in Sontra or any of its subsidiaries or was a promoter, underwriter, voting trustee, director, officer, or employee of Sontra.

The validity of the shares offered by this prospectus has been passed upon by Browne Rosedale & Lanouette LLP.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person: (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article 7 of our Second Amended and Restated Articles of Incorporation eliminates the personal liability of directors to the Company or its shareholders for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Minnesota Business Corporation Act.

Article 7 of our Amended and Restated Bylaws provides that directors and officers and certain other persons shall have the rights to indemnification provided by Section 302A.521 of the Minnesota Business Corporation Act. Article 7 also provides that the Company shall have the power to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity.

We maintain an insurance policy on behalf of the Company and our directors and officers, covering certain liabilities which may arise as a result of the actions of the directors and officers, including liabilities that may arise under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

2003 Private Placement

In 2003, the Company completed a private placement of units consisting of shares of Series A Preferred Stock and Warrants to purchase shares of Common Stock (the “2003 Private Placement”). On September 15, 2003, the Company completed the initial closing of the 2003 Private Placement, providing the Company with proceeds of approximately $2.9 million net of the placement agent fee. Individual investors, institutions and certain members of the Board of Directors of the Company purchased 3,139,167 shares of the Company’s Series A Convertible Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 3,139,167 shares of Common Stock.

On September 30, 2003, the Company completed the second closing of the 2003 Private Placement, providing the Company with approximately $500,000 in additional proceeds, net of the placement agent fee. Investors purchased 535,000 shares of Series A Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 535,000 shares of Common Stock.

On October 14, 2003, the Company completed the final closing of the 2003 Private Placement, providing the Company with approximately $3.1 million in additional proceeds, net of the placement agent fee. Investors purchased the remaining 3,325,833 shares of Series A Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 3,325,833 shares of Common Stock.

Each share of Series A Preferred Stock was initially convertible into one share of Common Stock, subject to adjustment in certain events. Holders of shares of Series A Preferred Stock are entitled to receive annual 8% dividends, payable in cash or shares of Common Stock at the Company’s election. The Company has the right to convert the shares of Series A Preferred Stock in the event that the closing price of the Common Stock for twenty consecutive trading days is equal to or greater than $3.00 per share. The warrants issued to the investors in the 2003 Private Placement are exercisable at a per share price of $1.50 and expire no later than the fifth anniversary of their issuance date. In addition, the Company has the right to terminate the warrants, upon thirty days notice, in the event that the closing price of the Common Stock for twenty consecutive trading days is equal to or greater than $4.00 per share. The warrants shall be exercisable during such thirty-day notice period.

Each purchaser in the 2003 Private Placement also received certain pre-emptive rights to participate in certain future issuances, grants or sales of equity or equity-linked securities of the Company. Such pre-emptive rights are based upon the number of shares of Common Stock then held by the purchaser (on a fully diluted basis) and are subject to customary exceptions. Each purchaser shall have the pre-emptive rights only for so long as such purchaser holds shares of Series A Preferred Stock or, if earlier, until the third anniversary of the grant of such rights. The following members of the Board of Directors and 5% shareholders participated in the 2003 Private Placement and purchased the following shares of Series A Preferred Stock and warrants to purchase shares of Common Stock:

	Number of Shares of Series A Preferred Stock		Number of Common Stock Purchase Warrants
Gary S. Kohler	33,334		33,334
Michael R. Wigley	300,000	(1)	300,000	(2)
Robert S. Langer	33,333		33,333
Wigley Irrevocable Trust 1993 (3)	450,000		450,000
Essex Woodlands Health Ventures Funds IV, L.P.	100,000		100,000

(1)	Includes (i) an aggregate of 55,000 shares of Series A Preferred Stock purchased by Mr. Wigley as custodian for the benefit of his children, and (ii) an aggregate of 145,000 shares of Series A Preferred Stock purchased by corporations of which Mr. Wigley and his wife are majority stockholders. Mr. Wigley disclaims beneficial ownership of the securities held by him as custodian for the benefit of his children.
(2)	Includes (i) warrants to purchase an aggregate of 55,000 shares of Common Stock purchased by Mr. Wigley as custodian for the benefit of his children, and (ii) warrants to purchase an aggregate of 145,000 shares of Common Stock purchased by corporations of which Mr. Wigley and his wife are majority stockholders. Mr. Wigley disclaims beneficial ownership of the securities held by him as custodian for the benefit of his children.
(3)	The Wigley Irrevocable Trust 1993 is a trust for the benefit of children of Michael R. Wigley, a member of the Board of Directors of the Company. Mr. Wigley disclaims beneficial ownership of all shares held by the Wigley Irrevocable Trust 1993.

On October 27, 2004, the Company issued an aggregate of 989 shares of Common Stock to Mr. Kohler in payment of the annual 8% dividend payable on his shares of Series A Preferred Stock.

2004 Private Placement

We have completed a financing (the “Financing”) that provided the Company with net proceeds of approximately $4.2 million pursuant to the terms of a Common Stock and Warrant Purchase Agreement, dated as of December 8, 2004 (the “Purchase Agreement”). Under the terms of the Purchase Agreement, at the initial closing of the Financing on December 8, 2004, investors purchased 2,464,713 shares of the Company’s Common Stock in a private placement at a per share purchase price of $1.70 (with the exceptions noted below). The investors also received warrants (together with the Placement Agent Warrants, the “Warrants”) to purchase up to 985,886 shares of Common Stock. At the second closing of the Financing on December 15, 2004, investors purchased 171,287 shares of the Company’s Common Stock and Warrants to purchase up to 68,514 shares of Common Stock, on the same terms as the initial closing. The Warrants are exercisable at a per share price of $2.45 and will expire no later than the fifth anniversary of the issue date. In addition, the Company shall have the right to terminate the Warrants, upon thirty days notice, in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal to or greater than $4.90 per share.

The Company intends to use the net proceeds from the Financing for working capital and general corporate purposes.

The Company agreed to pay to the placement agent for the Financing for its services (a) a cash fee of seven percent of all funds received by the Company in the Financing from all investors, excluding Warrants, and (b) warrants to purchase a number of shares of Common Stock of the Company equal to five percent of the aggregate number of shares of Common Stock issued in the Financing, on the identical terms and conditions (including a per share exercise price of $2.45) with the Warrants (the “Placement Agent Warrants”). The Company will also reimburse the placement agent for all pre-approved expenses in connection with the Financing. In addition, the placement agent received contractual rights of indemnification from the Company relating to the placement agent’s participation in the Financing.

In the Financing, Michael R. Wigley, Chairman of the Board of the Company, purchased 58,825 shares of Common Stock at a per share purchase price of $2.00 (equal to the closing price of the Common Stock on the Nasdaq SmallCap Market on December 7, 2004), for an aggregate purchase price of $117,650.00. Mr. Wigley also received Warrants for the purchase of 23,530 shares of Common Stock. In addition, Great Plains Companies, Inc. (“Great Plains”) purchased 58,825 shares of Common Stock at a per share purchase price of $2.00 (equal to the closing price of the Common Stock on the Nasdaq SmallCap Market on December 7, 2004), for an aggregate purchase price of $117,650.00. Great Plains also received Warrants for the purchase of 23,530 shares of Common Stock. Mr. Wigley is the Chief Executive Officer and the majority shareholder of Great Plains. In addition, a trust for the benefit of Mr. Wigley’s children purchased 58,825 shares of Common Stock and Warrants for the purchase of 23,530 shares of Common Stock, for an aggregate purchase price of $100,002.50.

The Company has registered for resale under the Securities Act from time to time (i) the 2,636,000 shares of Common Stock issued to the investors and the 1,054,400 shares issuable upon the exercise of the Warrants, and (ii) the 131,800 shares issuable upon the exercise of the Placement Agent Warrants.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “SONT.” The following table sets forth the range of high and low sale prices for our common stock for the periods indicated. The number of common shareholders of record of Sontra Medical Corporation as of February 10, 2005 was approximately 123.

	HIGH	LOW
Fiscal Year Ending December 31, 2005
First Quarter (through February 17, 2005)	$2.24	$1.51

Fiscal Year Ended December 31, 2004
First Quarter	$3.45	$1.70
Second Quarter	$2.80	$1.80
Third Quarter	$2.63	$1.22
Fourth Quarter	$2.39	$1.65

Fiscal Year Ended December 31, 2003
First Quarter	$4.29	$1.37
Second Quarter	$2.54	$0.83
Third Quarter	$1.98	$0.81
Fourth Quarter	$3.75	$1.33

We have never paid or declared any cash or other dividends on our common stock. We have no current plans to pay common stock dividends. We intend to retain earnings, if any, for working capital purposes. Any future determination as to the payment of dividends will depend upon our results of operations, and on our capital requirements, financial condition and other relevant factors which are in effect at that time.

On September 15, 2003, we filed with the Secretary of State of the State of Minnesota the Statement of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designations”). As set forth in the Certificate of Designations, the issued and outstanding shares of Series A Preferred Stock bear an eight percent (8%) per annum dividend per share. The dividend accrues and is payable annually on June 30 of each year in cash or shares of our common stock at our discretion. In addition, we shall not declare or pay any dividends on our common stock unless and until all accrued dividends on the Series A Preferred Stock have been paid in full. Finally, if we declare and pay any dividends on our common stock, then, in that event, holders of shares of Series A Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if the shares had been converted into shares of our common stock pursuant to the Certificate of Designations.

Equity Compensation Plan Information as of December 31, 2004

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2004. The Company has no equity compensation plans not previously approved by security holders.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,947,779	$1.74	366,512	(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,947,779	$1.74	366,512

(1)	Consists of 4,845 shares authorized for issuance under the Company’s 1997 Long-Term Incentive and Stock Option Plan and 361,667 shares authorized for future issuance under the Company’s 2003 Stock Option and Incentive Plan (the “2003 Plan”). The Company initially reserved an aggregate of 750,000 shares of Common Stock for issuance upon exercise of options granted under the 2003 Plan. The 2003 Plan provides that the number of shares authorized for issuance will automatically increase each January 1 (beginning in 2004) by the greater of (i) 4% of the outstanding number of shares of Common Stock on the immediately preceding December 31, or (ii) the aggregate number of shares made subject to equity-based awards during the one year prior to such January 1; or, in either case, such lesser number as may be approved by the Board. The maximum aggregate number of shares that may be authorized for issuance under the 2003 Plan for all periods is 2,500,000. As of December 31, 2004, there were options to purchase an aggregate of 1,058,333 shares of Common Stock outstanding under the 2003 Plan. On January 1, 2005, the number of shares authorized for issuance under the 2003 Plan automatically increased by 877,429 shares.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation

The following table provides certain summary information with respect to the compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation(1)		Awards
Name and Principal Position	Year	Salary	Bonus	Securities Underlying Options (# of Shares)	All Other Compensation(2)
Thomas W. Davison (3) Chief Executive Officer and President	2004 2003 2002	$293,991 285,004 151,514	$100,000 — —	0 280,000 726,169	$41,000 40,000 5,500
Sean F. Moran (4) Chief Financial Officer	2004 2003 2002	198,283 192,135 96,577	50,000 — —	0 90,000 181,517	41,000 26,492 3,863

(1)	In accordance with the rules of the Securities and Exchange Commission, certain other annual compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the Named Executive Officer for such year.
(2)	Amounts in this column represent the aggregate dollar amount of the Company’s contributions to the Named Executive Officer’s 401(k) account, paid in shares of our Common Stock.
(3)	Dr. Davison joined SMI as President and Chief Executive Officer in May 2002. Upon the consummation of the Merger, Dr. Davison was elected President and Chief Executive Officer of the Company.
(4)	Mr. Moran joined the Company as Chief Financial Officer in June 2002.

Option/SAR Grants In Fiscal Year 2004

The Company granted no options to purchase shares of Common Stock to any Named Executive Officer during fiscal 2004. The Company granted no stock appreciation rights during fiscal 2004.

Fiscal Year 2004 Aggregated Option Exercises and Fiscal Year-End Option Values

The following table sets forth information with respect to stock options held as of December 31, 2004 by each Named Executive Officer. No stock options were exercised by any Named Executive Officer during fiscal 2004.

FISCAL YEAR END OPTION VALUES

Name	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised, In-the-Money Options at Fiscal Year End(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas W. Davison	591,661	414,508	$451,826	$304,465
Sean F. Moran	153,274	118,243	28,203	48,079

(1)	Amounts are calculated by subtracting the exercise price of the options from the fair market value of the underlying Common Stock as quoted on The Nasdaq SmallCap Market of $2.14 per share on December 31, 2004, multiplied by the number of shares underlying the options, and do not reflect amounts that actually may be received by the Named Executive Officers upon exercise of options.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

On June 25, 2002, we entered in an employment agreement with Mr. Moran as our Chief Financial Officer that provides for an annual salary of $186,000, which may be increased by the Board of Directors in its discretion. This agreement also provides for severance payments equal to six months of Mr. Moran’s salary in the event of the termination of his employment other than for cause or voluntarily by Mr. Moran.

Director Compensation

For 2004, directors who were neither employees nor consultants of the Company received cash compensation of $2,500 per Board meeting attended. The Chairman of the Board also receives cash compensation of $2,500 per month. Currently, Messrs. Amaral, Kohler, Langer, Puorro, Sullivan and Wigley are non-employee, non-consultant directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

Dr. Langer is the Chairman of the Company’s Scientific Advisory Board and in such capacity receives cash compensation of $10,000 per quarter.

Directors who are neither employees nor consultants of the Company also receive an initial option grant of 50,000 shares upon initial election to the Board and an annual option grant to purchase 17,500 shares of our Common Stock (each at an exercise price equal to the fair market value of our Common Stock on the date of grant). All such options shall be fully vested upon grant and shall be exercisable for a term of ten years. All directors are also eligible to participate in our 1997 Long-Term Incentive and Stock Option Plan and our 2003 Stock Option and Incentive Plan. Upon retirement from the Board of Directors of the Company, 100% of any unvested stock options held by a non-employee director shall vest and become fully exercisable in accordance with the remaining terms of the applicable option plan and option agreement.

On May 19, 2004, the Company granted the following options to purchase shares of Common Stock at an exercise price of $1.99 per share, all of which were fully vested upon grant:

Director Name	Number of Shares
Joseph F. Amaral	17,500
Gary S. Kohler	17,500
Robert S. Langer, Jr.	17,500
Gerard E. Puorro	50,000
Brian F. Sullivan	50,000
Michael R. Wigley	50,833

On May 26, 2004, Mr. Puorro exercised his option in full and now holds 50,000 shares of Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding our company. The address of this website is http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our Common Stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from the SEC’s Internet site.

You should rely only on the information contained in this prospectus, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

INDEX TO SONTRA MEDICAL CORPORATION CONSOLIDATED FINANCIAL

STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Sontra Medical Corporation

Franklin, MA

We have audited the accompanying consolidated balance sheets of Sontra Medical Corporation and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of loss, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sontra Medical Corporation and Subsidiary as of December 31, 2004 and 2003, and the results of its consolidated operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WOLF & COMPANY, P.C.

Boston, Massachusetts

January 21, 2005

SONTRA MEDICAL CORPORATION

Consolidated Balance Sheets

	As of December 31,
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$9,515,244	$4,868,933
Accounts receivable	16,821	1,500,000
Legal settlement receivable	250,000	—
Inventory, net	152,642	—
Prepaid expenses and other current assets	69,492	66,075

Total current assets	10,004,199	6,435,008

Property and Equipment, at cost:
Computer equipment	206,970	171,272
Office and laboratory equipment	492,377	405,285
Furniture and fixtures	14,288	14,288
Manufacturing equipment	182,210	144,695
Leasehold improvements	174,698	166,289

	1,070,543	901,829
Less-accumulated depreciation and amortization	(655,242)	(498,341)

Net property and equipment	415,301	403,488

Other Assets:
Restricted cash	38,997	48,746
Other assets	2,000	2,000

Total other assets	40,997	50,746

Total assets	$10,460,497	$6,889,242

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$358,530	$136,810
Accrued expenses	759,051	465,092

Total current liabilities	1,117,581	601,902

Commitments

Stockholders’ Equity:
Series A Convertible Preferred Stock, $0.01 par value, authorized 7,000,000 shares, issued and outstanding 73,334 shares at December 31, 2004 (preference in liquidation of $76,291) and 6,495,000 shares at December 31, 2003	76,291	6,628,842
Common stock, $0.01 par value, authorized 40,000,000 shares, issued and outstanding 21,935,732 shares at December 31, 2004 and 10,102,992 shares at December 31, 2003	219,358	101,030
Additional paid-in capital	32,674,740	17,952,721
Deferred stock-based compensation	(244,912)	(372,874)
Accumulated deficit	(23,382,561)	(18,022,379)

Total stockholders’ equity	9,342,916	6,287,340

Total liabilities and stockholders’ equity	$10,460,497	$6,889,242

The accompanying notes are an integral part of these consolidated financial statements.

SONTRA MEDICAL CORPORATION

Consolidated Statements of Loss

	For the Years Ended December 31,
	2004	2003
Revenue:
Product revenues	$33,565	$—
Licensing revenue	—	1,500,000

Total revenue	33,565	1,500,000
Cost of product revenue	16,680	—

Gross profit	16,885	1,500,000

Operating Expenses:
Research and development	3,039,450	2,265,519
Selling, general and administrative	2,423,806	1,740,555

Total operating expenses	5,463,256	4,006,074

Loss from operations	(5,446,371)	(2,506,074)
Interest income	86,189	26,620

Net loss	(5,360,182)	(2,479,454)
Accretion of dividend and beneficial conversion feature on Series A Convertible Preferred Stock	(413,901)	(3,676,950)

Net loss applicable to common stockholders	$(5,774,083)	$(6,156,404)

Net loss per common share, basic and diluted	$(0.34)	$(0.65)

Basic and diluted weighted average common shares outstanding	16,763,798	9,467,912

The accompanying notes are an integral part of these consolidated financial statements.

SONTRA MEDICAL CORPORATION

Consolidated Statements of Changes in Stockholders’ Equity

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deferred Stock-Based Compensation	Subscription Receivable	Accumulated Deficit	Total Stockholders’ Equity
	Number of Shares	Carrying Value	Number of Shares	Carrying Value
Balance at December 31, 2002	—	$—	9,355,880	$93,559	$19,473,410	$(2,033,765)	$(17,294)	$(15,542,925)	$1,972,985
Issuance of Series A convertible preferred stock net of issuance costs of $771,455	7,000,000	7,000,000	—	—	(771,455)	—	—	—	6,228,545
Conversion of Series A preferred stock into common stock	(505,000)	(505,000)	505,000	5,050	499,950	—	—	—	—
Dividend paid on converted Series A preferred stock	—	(6,651)	6,651	66	6,585	—	—	—	—
Accretion of Series A preferred stock dividend	—	140,493	—	—	(140,493)	—	—	—	—
Post merger Choicetel adjustments	—	—	—	—	66,395	—	—	—	66,395
Exercise of common stock options	—	—	116,364	1,164	45,560	—	—	—	46,724
Stock issued to 401(k) plan	—	—	109,097	1,091	305,573	—	—	—	306,664
Amortization and remeasurement of options	—	—	—	—	(1,684,804)	1,660,891	—	—	(23,913)
Intrinsic value of options granted and repriced	—	—	—	—	129,600	—	—	—	129,600
Common stock issued for services	—	—	10,000	100	22,400	—	—	—	22,500
Forgiveness of stock subscription receivable	—	—	—	—	—	—	17,294	—	17,294
Net loss	—	—	—	—	—	—	—	(2,479,454)	(2,479,454)

Balance at December 31, 2003	6,495,000	6,628,842	10,102,992	101,030	17,952,721	(372,874)	—	(18,022,379)	6,287,340
Conversion of Series A preferred stock into common stock	(6,421,666)	(6,421,666)	6,421,666	64,217	6,357,449	—	—	—	—
Dividend paid on Series A preferred stock	—	(250,737)	248,371	2,484	248,253	—	—	—	—
Accretion of Series A preferred stock dividend	—	119,852	—	—	(119,852)	—	—	—	—
Post merger Choicetel adjustments	—	—	—	—	286,607	—	—	—	286,607
Exercise of common stock options	—	—	147,532	1,475	155,661	—	—	—	157,136
Stock issued to 401(k) plan	—	—	113,263	1,133	224,189	—	—	—	225,322
Fair value of options issued for services	—	—	—	—	23,832	—	—	—	23,832
Amortization and remeasurement of options	—	—	—	—	157,614	127,962	—	—	285,576
Stock issued upon exercise of warrants	—	—	2,265,908	22,659	3,261,931	—	—	—	3,284,590
Common stock issued in private placement net of issuance costs of $353,800	—	—	2,636,000	26,360	4,126,335	—	—	—	4,152,695
Net loss	—	—	—	—	—	—	—	(5,360,182)	(5,360,182)

Balance at December 31, 2004	73,334	$76,291	21,935,732	$219,358	$32,674,740	$(244,912)	$—	$(23,382,561)	$9,342,916

The accompanying notes are an integral part of these consolidated financial statements.

SONTRA MEDICAL CORPORATION

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2004	2003
Cash Flows From Operating Activities:
Net loss	$(5,360,182)	$(2,479,454)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	156,901	154,932
Gain on sale of equipment	—	(5,461)
Stock-based compensation	309,408	105,687
Stock issued to 401(k) plan	225,322	306,664
Write off common stock loan	—	17,294
Common stock issued in exchange for services	—	22,500
Changes in assets and liabilities:
Accounts receivable	1,483,179	(1,500,000)
Inventory	(152,642)	—
Prepaid expenses and other current assets	(3,417)	72,379
Accounts payable	221,720	(32,558)
Accrued expenses	293,959	(89,125)

Net cash used in operating activities	(2,825,752)	(3,427,142)

Cash Flows from Investing Activities:
Purchase of property and equipment	(168,714)	(373,922)
Sale of fixed assets	—	16,300
Decrease in restricted cash	9,749	51,254
Decrease in other assets	—	29,675

Net cash used in investing activities	(158,965)	(276,693)

Cash Flows From Financing Activities
Cash received and adjustments to net assets related to ChoiceTel merger	36,607	66,395
Proceeds from the sale of Series A convertible preferred stock	—	6,228,545
Proceeds from the sales of common stock	4,152,695	—
Proceeds from the exercise of warrants	3,284,590	—
Proceeds from the exercise of stock options	157,136	46,724

Net cash provided by financing activities	7,631,028	6,341,664

Net Increase in Cash and Cash Equivalents	4,646,311	2,637,829
Cash and Cash Equivalents, beginning of period	4,868,933	2,231,104

Cash and Cash Equivalents, end of period	$9,515,244	$4,868,933

Supplemental Disclosure of Non Cash Financing Transactions:
Accretion of dividend on Series A Convertible Preferred Stock	$119,852	$140,493

Conversion of Series A Convertible Preferred Stock into common stock	$6,421,666	505,000

Common stock issued for dividends on converted Series A Convertible Preferred Stock	$250,737	$6,651

Legal settlement receivable included in adjustments to net assets related to ChoiceTel merger	$250,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2004 and 2003

(1)  ORGANIZATION AND BASIS OF PRESENTATION

On June 20, 2002, the Company (previously operating under the name ChoiceTel Communications, Inc. (“ChoiceTel”)) consummated a merger with Sontra Medical, Inc. (“SMI”), pursuant to which SMI merged with and into a wholly owned subsidiary of the Company (the “Merger”). Subsequent to the consummation of the Merger, the Company changed its name to Sontra Medical Corporation and began operating in SMI’s line of business. For accounting purposes, the Merger was treated as a capital transaction and a recapitalization, whereby the historical financial statements of SMI became the historical financial statements of the Company. Accordingly, from an historical accounting perspective, the Company’s inception begins on January 29, 1996, upon the inception of SMI. The accounting treatment for the recapitalization is similar to that resulting from a business combination, except that goodwill and other intangible assets were not recorded. Because the financial statements of the Company only reflect the historical results of SMI prior to the Merger, and of the combined entities following the Merger, they do not include the historical financial results of ChoiceTel prior to the consummation of the Merger on June 20, 2002.

The accompanying consolidated financial statements include the accounts of Sontra Medical Corporation (the “Company”) and its wholly-owned subsidiary, SMI. All significant inter-company balances and transactions have been eliminated in consolidation.

The Company is a medical company engaged in the development of transdermal diagnostic and drug delivery products based on its SonoPrep® ultrasonic skin permeation technology. On an historical basis since its inception, the Company has devoted substantially all of its efforts toward product research and development, raising capital and marketing products under development. The Company has incurred significant losses from operations since its inception and has primarily funded these losses through issuances of equity and convertible promissory notes.

As of September 30, 2003, the Company recognized $1,500,000 of license revenue under a license agreement with Bayer Diagnostics Division of Bayer Healthcare LLC (see Note 10) entered into on July 28, 2003. As a result, the Company is no longer considered a development stage company for financial reporting purposes.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of certain accounting policies as described in this note and elsewhere in the accompanying financial statements.

(a)  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recorded during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the valuation of inventory, the recoverability of long-lived assets, the realizability of deferred tax assets and the fair value of equity instruments issued.

(b)  Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents. Cash equivalents consist primarily of auction rate preferred shares and money market funds as

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

of December 31, 2004 and 2003. Restricted cash at December 31, 2004 and 2003 represents a deposit on the Company’s leased offices.

(c)  Accounts Receivable

The Company provides credit terms to customers in connection with purchases of the Company’s products. Credit terms, for approved customers, are generally on a net 30-day basis.

Management periodically reviews customer account activity in order to assess the adequacy of the allowances provided for potential losses. Factors considered include economic conditions and each customer’s payment history and credit worthiness. Adjustments, if any, are made to reserve balances following the completion of these reviews to reflect management’s best estimate of potential losses. No allowance for doubtful accounts was considered necessary at December 31, 2004 and 2003.

(d)  Inventory

Inventories are stated at the lower of cost (first in, first out) or market and consist of the following at December 31, 2004:

Raw materials and work-in-process	$221,701
Demo inventory	9,205
Finished goods	21,736

252,642
Less: reserve for obsolescence	(100,000)

Inventory, net	$152,642

Work-in-process and finished goods consist of material, labor and overhead. Finished goods consist of completed SonoPrep units, inventory used for demonstration purposes and procedure trays. The cost of SonoPrep demo units is amortized to cost of sales over a one year period. The reserve for obsolescence represents inventory the Company expects to use in prototype manufacturing as well as anticipated design changes and product enhancements that will make certain inventory obsolete.

(e)  Depreciation and Amortization

The Company provides for depreciation and amortization by charges to operations for the cost of assets using the straight-line method based on the estimated useful lives of the related assets, as follows:

Asset Classification	Estimated Useful Life
Computer equipment	3 years
Office and laboratory equipment	3-5 years
Furniture and fixtures	7 years
Manufacturing equipment	5 years
Leasehold improvements	Life of lease

(f)  Long-Lived Assets

In accordance with the Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, the Company at least annually evaluates whether events or

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

circumstances have occurred that indicate that the carrying value of these assets may be impaired. The Company believes there has been no significant impairment of its long-lived assets as of each of the balance sheet dates presented.

(g)  Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans generally have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them.

The Company applies APB No. 25 and related interpretations in accounting for stock options issued to employees and directors as more fully described in Note 8. Had compensation cost for the Company’s stock options issued to employees and directors been determined based on the fair value at the grant dates consistent with SFAS No. 123, the Company’s net loss and net loss per share would have been adjusted to the pro forma amounts indicated below:

	Twelve Months Ended December 31,
	2004	2003
Net loss—as reported	$(5,360,182)	$(2,479,454)
Add: stock-based employee compensation under APB No. 25	230,334	105,687
Deduct: stock-based employee compensation determined under SFAS No. 123	(1,170,474)	(945,824)

Pro forma net loss	(6,300,322)	(3,319,591)
Accretion of preferred stock dividend and beneficial conversion feature of preferred stock	(413,901)	(3,676,950)

Net loss applicable to common stockholders—pro forma	$(6,714,223)	$(6,996,541)

Basic and diluted net loss per share, as reported	$(0.34)	$(0.65)

Basic and diluted net loss per share, pro forma	$(0.40)	$(0.74)

(h)  Concentration of Credit Risk

SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet risks and credit risk concentrations. The Company has no significant off-balance-sheet risk. Financial instruments, which subject the Company to credit risk, principally consist of cash and cash equivalents. The Company mitigates its risk by maintaining the majority its cash and equivalents with high-quality financial institutions.

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

(i)  Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure about fair value of financial instruments. The estimated fair market value of the Company’s financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable and accounts payable, approximates their carrying value due to the short-term nature of these instruments.

(j)  Comprehensive Loss

SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income (loss) on an annual and interim basis. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss is equal to net loss for all periods presented.

(k)  Net Loss per Common Share

Basic and diluted net loss per share of the Company’s common stock is presented in conformity with SFAS No. 128, Earnings per Share, for all periods presented. For the periods presented, options, warrants and convertible securities were anti-dilutive and excluded from diluted earnings (loss) per share calculations. Accordingly, basic and diluted net loss per share of common stock has been computed by dividing the net loss applicable to common stockholders in each period by the weighted average number of shares of common stock outstanding during such period.

(l)  Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for reporting information regarding operating segments and for related disclosures about products and services and geographical areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as principally one operating segment, which is development of transdermal diagnostics and drug delivery products for sale to the medical market. As of December 31, 2004 and 2003, all of the Company’s assets were located in the United States.

(m)  Research and Development Expenses

The Company charges research and development expenses to operations as incurred. Research and development expenses primarily consist of salaries and related expenses for personnel and consulting services. Other research and development expenses include fees paid to consultants and outside service providers, the costs of materials used in research and development, prototype manufacturing, information technology and facilities costs.

(n)  Income Taxes

The Company accounts for federal and state income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and the tax basis of assets and liabilities. Deferred income taxes are based upon prescribed rates and enacted laws applicable to periods in which differences are expected to reverse. SFAS No. 109 requires that a valuation allowance be recorded when it is more likely than not that some portion

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

or all of the deferred tax assets will not be realized. Accordingly, since the Company cannot be assured of realizing the deferred tax asset, a full valuation allowance has been provided.

(o)  Revenue Recognition

For product revenue, revenues are recognized when persuasive evidence of an arrangement exists in the form of a signed non-cancelable purchase order, the product is shipped, the selling price is fixed and determinable, and collection is reasonably assured.

(p)  Recent Accounting Pronouncements

In December 2003, the Securities and Exchange Commission, (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. SAB No. 104 supersedes SAB No. 101, Revenue Recognition in Financial Statements. SAB No. 104’s primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superseded as a result of the issuance of Emerging Issues Task Force (“EITF”) No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. Additionally, SAB No. 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (“FAQ”) issued with SAB No. 101 that had been codified in SEC Topic No. 13, “Revenue Recognition”. Selected portions of the FAQ have been incorporated into SAB No. 104. While the wording of SAB No. 104 has changed to reflect the issuance of EITF No. 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104, which was effective upon issuance. The adoption of SAB No. 104 did not impact our consolidated financial statements.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued interpretation No. 46R (“FIN 46R”), Consolidation of Variable Interest Entities. FIN 46R expands upon existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity in investments with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s or is entitled to receive a majority of the entity’s residual returns or both. The adoption of this interpretation did not have any impact on our financial position or results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 123R, Accounting for Stock-Based Compensation (“SFAS No. 123R”). SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for small business issuers the first interim reporting period that begins after December 15, 2005. Accordingly, we will adopt SFAS No. 123R commencing with the quarter ending March 31, 2006. If we had included the fair value of employee stock options in our financial statements, our net loss for the years ended December 31, 2004 and 2003 would have been as disclosed in Note 2 above. Accordingly, the adoption of SFAS No. 123R is expected to have a material effect on our financial statements.

In December 2004, FASB issued SFAS No. 151 (“SFAS 151”) Inventory Costs—an Amendment of ARB No. 43, Chapter 4. SFAS 151 clarifies the accounting for inventory when there are abnormal amounts of idle

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

facility expense, freight, handling costs, and wasted materials. Under existing accounting principles, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be “so abnormal” as to require treatment as current period charges rather than recorded as adjustments to the value of the inventory. SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material effect on our position or results of operations.

(3)  MERGER AGREEMENT WITH CHOICETEL COMMUNICATIONS, INC.

At an annual meeting of ChoiceTel shareholders and a special meeting of SMI stockholders held on June 20, 2002, the stockholders of SMI and the shareholders of ChoiceTel approved and adopted the Agreement and Plan of Reorganization, dated as of February 27, 2002 (the “Merger Agreement”), among ChoiceTel, its wholly-owned subsidiary, CC Merger Corp., and SMI. Pursuant to the Merger Agreement, SMI merged with and into CC Merger Corp., with SMI surviving the merger as a wholly-owned subsidiary of ChoiceTel. Subsequent to the consummation of the Merger, ChoiceTel changed its name to Sontra Medical Corporation and began operating in SMI’s line of business.

For accounting purposes, the Merger transaction is treated as a capital transaction and a recapitalization, whereby the historical financial statements of SMI became the historical financial statements of the combined entity. The accounting treatment for the recapitalization is similar to that resulting from an acquisition, except that goodwill and other intangible assets were not recorded.

Pursuant to the recapitalization and in consideration for the $4,794,524 of net assets that SMI received from ChoiceTel on June 20, 2002, the shareholders of ChoiceTel were deemed to have received 3,035,781 shares of the Company’s common stock. SMI incurred $480,500 of merger costs which was reflected as a reduction in paid-in capital. In addition, the preferred stockholders of SMI converted their shares of Series A Preferred Stock and Series B Preferred Stock into common stock of SMI. Thereafter, 32,227,829 shares of SMI’s common stock were exchanged at a ratio of .1927 for 6,210,289 shares of the Company’s common stock. In addition, all options of SMI were assumed by the Company with no modifications other than to reflect the exchange ratio. Upon completion of the Merger, 9,246,084 shares of the Company’s common stock were issued and outstanding, with the former ChoiceTel shareholders owning approximately 32.83% of the Company’s common stock and the former SMI shareholders owning approximately 67.17% of the Company’s outstanding common stock. All of the per share data for periods prior to the merger date have been retroactively adjusted by the .1927 exchange ratio to reflect the recapitalization. Since the merger date, certain adjustments were made to the net assets of ChoiceTel. These adjustments which, in the aggregate, increased net assets acquired by $154,992 have been recorded as an increase to additional paid in capital.

The Merger was intended to be a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

(4)  COMMITMENTS

Operating lease

The Company leases 12,999 square feet of office, laboratory and manufacturing space in Franklin, Massachusetts under a lease expiring March 10, 2008. Future minimum rental payments under this operating lease are approximately as follows:

Amount
For the years ended December 31,
2005	$161,000
2006	163,000
2007	171,000
2008	33,000

Total	$528,000

The Company’s rent expense was approximately $129,000 and $134,000 for the years ended December 31, 2004 and 2003, respectively.

(5)  PATENT LICENSE AGREEMENT

Effective June 30, 1998, SMI entered into a patent license agreement with the Massachusetts Institute of Technology (MIT) that granted SMI an exclusive right and license to certain existing and future MIT patents that relate to ultrasound enhancement of transdermal drug delivery.

The Company is obligated to pay MIT an annual license maintenance fee of $25,000. This license maintenance fee is payable starting January 1, 1999 and on January 1 of each year thereafter to the end of the term of the patent rights or until the agreement is terminated. In addition, the Company is obligated to pay MIT royalties up to 2% of net sales of products and processes using the licensed patents (the Licensed Products and Licensed Processes) used, leased or sold by the Company and/or its affiliates, as defined.

(6)  SERIES A CONVERTIBLE PREFERRED STOCK

The Company is authorized in its Articles of Incorporation, as amended, to issue up to 10,000,000 shares of preferred stock with the rights, preferences and privileges to be fixed by the board of directors. The board of directors has authorized and designated the issuance of up 7,000,000 shares of Series A Convertible Preferred Stock with the rights, preferences and privileges as described below.

The Company completed a $7 million private placement to selected qualified purchasers of units consisting of shares of the Company’s Series A Convertible Preferred Stock and warrants to purchase shares of the Company’s Common Stock (the “Private Placement”) in three closings on September 15, September 30, and October 15, 2003. In total, the Company received proceeds of $6,228,545, net of a placement agent fee and other offering costs. Individual investors, institutions and certain members of the Board of Directors purchased 7,000,000 shares of Series A Convertible Preferred Stock at a price of $1.00 per share. The investors also received warrants to purchase up to 7,000,000 shares of Common Stock.

Each share of Series A Convertible Preferred Stock is initially convertible into one share of Common Stock, subject to adjustment in certain events. The holders of shares of Series A Convertible Preferred Stock are entitled

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

to receive annual 8% dividends, payable in cash or shares of Common Stock. The Company has the right to convert the shares of Series A Convertible Preferred Stock in the event that the closing price of the Common Stock for twenty consecutive trading days is equal to or greater than $3.00 per share. The Series A Convertible Preferred Stock has no voting power, except as otherwise required under the Minnesota Business Corporations Act. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of shares of Series A Convertible Preferred Stock are entitled to be paid an amount equal to $1.00 per share plus any accrued and unpaid dividends on such shares prior to any payment to the holders of common stock, but are not entitled to any further participation in distributions of any remaining net assets.

The warrants issued to the purchasers in the Private Placement are exercisable at a per share price of $1.50 and expire no later than the fifth anniversary of their issuance date. In addition, the Company has the right to terminate the warrants, upon thirty days notice, in the event that the closing price of the Common Stock for twenty consecutive trading days is equal to or greater than $4.00 per share. The warrants shall be exercisable during such thirty-day notice period.

In connection with the Private Placement, the placement agent received warrants to purchase an aggregate of 800,000 shares of Common Stock. Such placement agent warrants are exercisable at a per share price of $1.20 and expire no later than the fifth anniversary of their issuance date. In addition, the Company has the right to terminate the placement agent warrants, upon thirty days notice, in the event that the closing price of the Common Stock for twenty consecutive trading days is equal to or greater than $4.00 per share. The warrants shall be exercisable during such thirty-day notice period.

The Company allocated the $7,000,000 gross proceeds received to the Series A Convertible Preferred Stock and the warrants, including the placement agent warrants, based on the relative fair values as follows:

Series A Convertible Preferred Stock	$3,543,108
Warrants	3,456,892

Gross proceeds	$7,000,000

Based on the effective conversion price after the allocation of the gross proceeds, the Company recorded a beneficial conversion discount of $3,543,108 in 2003. As the Series A Convertible Preferred Stock is immediately convertible, this beneficial conversion discount was accreted immediately and reflected as a return to the Series A Preferred stockholders in the Statement of Loss for the year ended December 31, 2003 for purposes of calculating net loss applicable to common stockholders.

In conjunction with the 8% dividend on the Series A Convertible Preferred Stock, the Company accreted dividends of $119,852 and $140,493 for the years ended December 31, 2004 and 2003, respectively.

During the year ended December 31, 2004, 6,421,666 shares of Series A Convertible Preferred Stock were converted into common shares and there was a preferred dividend paid on such converted shares of $246,283 in the form of 246,283 shares of Common Stock. In December 2004, the Company paid an annual dividend of $4,454 that was paid in the form of 2,088 shares of Common Stock. At December 31, 2004, 73,334 shares of Series A Convertible Preferred Stock were outstanding.

During the year ended December 31, 2003, a total of 505,000 shares of Series A Convertible Preferred Stock converted into common shares and there was a preferred dividend paid on such converted shares of $6,651 in the form of 6,651 shares of Common Stock. At December 31, 2003, there were 6,495,000 shares of Series A Convertible Preferred Stock outstanding.

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

Dividends paid in conjunction with conversions of Series A Convertible Preferred Stock are paid based on a fixed common stock price of $1.00 per share. As a result, there is a beneficial conversion feature equal to the difference between the fair value of the common stock on the date the common shares are issued and the $1.00 per share conversion price. For the year ended December 31, 2004, the Company recorded a beneficial conversion related to dividends paid on converted Series A Convertible Preferred Stock of $294,049. The amount was not material for the year ended December 31, 2003.

(7)  COMMON STOCK

The Company has authorized 40,000,000 shares of common stock, $0.01 par value per share, of which 21,935,732 and 10,102,992 shares were issued and outstanding, as of December 31, 2004 and 2003, respectively.

In December 2004, the Company issued 2,636,000 shares of Common Stock upon the closing of a private placement of stock that raised proceeds of $4,152,695 net of placement fee and other offering costs. In connection with the financing, the Company issued warrants to the investors to purchase 1,054,400 shares of common stock. In addition, the Company issued warrants to the placement agent to purchase 131,800 shares of Common Stock. The warrants have a five-year term and are exercisable at $2.45 per share. The Company has the right to terminate the warrants, upon thirty days notice, in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal or greater than $4.90 per share.

During 2004, the Company issued 2,265,908 shares of common stock upon the exercise of warrants issued in connection with the Series A Convertible Preferred Stock Financing that provided the Company with proceeds of $3,284,590.

During 2004, 6,421,666 shares of common stock were issued upon the conversion of Series A Convertible Preferred Stock, 248,371 shares of common stock were issued upon the payment of dividends for the Series A Convertible Preferred Stock, 147,532 shares of common stock were issued for proceeds of $157,136 upon the exercise of stock options and 113,263 shares of common stock with a fair value of $225,322 were issued to the Company’s 401(k) plan.

During 2003, 511,651 shares of common stock were issued upon the conversion of Series A Convertible Preferred Stock, 116,364 shares of common stock were issued for proceeds of $46,724 upon the exercise of stock options and 109,097 shares of common stock with a fair value of $306,664 were issued to the Company’s 401(k) plan. In addition, the Company issued 10,000 shares with a fair value of $22,500 to a vendor for providing services. The $22,500 was charged to general and administrative expenses in 2003.

The Company has established the following reserves for the future issuance of common stock as follows:

Reserve for 401(k) plan	271,851
Reserve for exercise of warrants	7,509,749
Reserve for the conversion of and dividends on Series A Convertible Preferred Stock	378,312
Reserve for the exercise of stock options	3,313,291

Total reserves	11,473,203

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

(8)  STOCK OPTION PLANS

In 1997, the Company adopted the 1997 Long-term Incentive and Stock Option Plan (the “1997 Plan”). Pursuant to the 1997 Plan, the Board of Directors (or committees and/or executive officers delegated by the Board) may grant incentive and nonqualified stock options to the Company’s employees, officers, directors, consultants and advisors. The Company has reserved an aggregate of 1,500,000 shares of Common Stock for issuance upon exercise of options granted under the 1997 Plan. As of December 31, 2004, there were options to purchase an aggregate of 1,410,615 shares of Common Stock outstanding under the 1997 Plan, and 4,845 shares available for option grants hereunder.

In connection with the Merger, the Company assumed all outstanding options under the 1999 Sontra Medical, Inc. Stock Option and Incentive Plan (the “1999 Plan”). The Company may not grant any additional options under the 1999 Plan. The Company assumed options to purchase an aggregate of 845,172 shares of Common Stock under the 1999 Plan. As of December 31, 2004, there were options to purchase an aggregate of 478,831 shares of Common Stock outstanding under the 1999 Plan.

In March 2003, the Board of Directors adopted the 2003 Stock Option and Incentive Plan (the “2003 Plan”). The 2003 Plan was approved by the stockholders in May 2003. Pursuant to the 2003 Plan, the Board of Directors (or committees and/or executive officers delegated by the Board) may grant incentive and nonqualified stock options, restricted stock and other stock-based awards to the Company’s employees, officers, directors, consultants and advisors. The Company has reserved an aggregate of 1,500,000 shares of Common Stock for issuance upon exercise of options granted under the 2003 Plan. The 2003 Plan provides that the number of shares authorized for issuance will automatically increase each January 1 by the greater of 4% of the outstanding number of shares of Common Stock on the immediately preceding December 31 or the aggregate number of shares made subject to equity-based awards during the one year prior to such January 1; or, in either case, such lesser number as may be approved by the Board. The maximum aggregate number of shares that may be authorized for issuance under the 2003 Plan for all periods is 2,500,000. As of December 31, 2004, there were options to purchase an aggregate of 1,058,333 shares of Common Stock outstanding under the 2003 Plan and 361,667 available for option grants hereunder. On January 1, 2005, the number of shares authorized for issuance under the 2003 Plan automatically increased by 877,429 shares.

Options granted generally vest 25% on the first anniversary of the vesting start date and 2.5% monthly thereafter. However, certain options granted were allowed accelerated vesting. Vested options expire after a ten-year period from the date of grant. Vesting for options under the 1997 Plan were 100% vested on the date of grant.

Stock-Based Compensation

On July 24, 2002 the Company granted under the 1997 Plan an option to purchase 50,000 shares to a member of the Scientific Advisory Board with a four year vesting schedule. On May 21, 2003 the Company granted under the 2003 Plan an option to purchase 50,000 shares to a member of the Scientific Advisory Board with a four year vesting schedule. The Company re-measures the fair value of these options each quarter using the Black-Scholes option pricing model and records the corresponding non-cash expense throughout the vesting period of these options. As a result, for the year ended December 31, 2004, the Company increased additional paid-in capital by $4,000 and decreased deferred compensation by $51,000, respectively, and recorded a non-cash compensation expense of $55,000 in the Statement of Loss. For the year ended December 31, 2003, the Company decreased additional paid-in capital and deferred compensation by $44,000 and $61,000, respectively, and recorded a non-cash compensation expense of $17,000 in the Statement of Loss.

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

On September 23, 2002, the Company repriced and/or exchanged certain options previously granted, pursuant to the Plans, to the Chief Executive Officer and Chief Financial Officer, which relate to a total of 850,000 shares of the Company’s Common Stock. The new exercise prices for these options are between $.5189 and $2.55 per share. The Company records the compensation expense over the vesting period and re-measures the intrinsic value each period throughout the life of these options. As a result, for the year ended December 31, 2004, the Company increased additional paid-in capital by $153,000 and decreased deferred compensation by $74,000, respectively, and recorded a non-cash compensation expense of $227,000 in the Statement of Loss. For the year ended December 31, 2003, the Company decreased additional paid-in capital and deferred compensation by $1,653,000 and $1,610,000, respectively, and recorded a non-cash compensation benefit of $43,000 in the Statement of Loss. This re-measurement may result in unpredictable charges or credits to the Statement of Loss, which will depend on the fair value of the Company’s Common Stock.

On May 21, 2003, the Company granted under the 2003 Plan options to purchase a total of 60,000 shares of Common Stock at an exercise price of $0.10 per share to two Board members that had provided consulting services to the Company. These options were fully vested upon grant. As a result, for the year ended December 31, 2003, the Company recorded additional paid in capital and a non-cash compensation charge to the Statement of Loss of $129,600.

During the quarter ended September 30, 2003, one employee received an option with intrinsic value on the grant date of $12,000. As a result, for the year ended December 31, 2003, the Company increased additional paid-in capital and deferred compensation by $12,000 and $10,000, respectively, and recorded a non-cash compensation expense of $2,000 in the Statement of Loss. For the year ended December 31, 2004, the Company decreased deferred compensation by $3,000 and recorded a non-cash compensation expense of $3,000 in the Statement of Loss.

During the year ended December 31, 2004, the Company granted options to purchase 15,000 shares of the Company’s common stock at prices between $1.88 and $1.99 to consultants. These options were fully vested and the fair value of $23,832 was recorded as additional paid in capital and non-cash compensation in the Statement of Loss.

Information with respect to all activity under the 1997, 1999 and 2003 Plans is as follows:

	Number of Shares	Weighted Average Exercise Price
Balance December 31, 2002	2,193,818	$1.62
Granted	868,036	1.58
Cancelled	(160,179)	2.02
Exercised	(134,221)	0.91

Balance December 31, 2003	2,767,454	1.62
Granted	466,333	2.16
Cancelled	(138,476)	1.47
Exercised	(147,532)	1.07

Balance December 31, 2004	2,947,779	$1.74

Options Exercisable at December 31, 2004	1,701,572

Options available for future grant, December 31, 2004	366,512

All of the options issued from the 1997, 1999 and 2003 stock option plans have been previously approved by the Company’s stockholders.

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

SFAS No. 123 requires the measurement of the fair value of stock options, to be included in the statement of operations or disclosed in the notes to financial statements (see Note 2). The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and has elected the disclosure-only alternative under SFAS Nos. 123 and 148 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used and weighted average information for the years ended December 31, 2003 and 2002 were as follows:

	2004	2003
Risk-free interest rate	4.00%	4.00%
Expected dividend yield	—	—
Expected lives	10 years	10 years
Expected volatility	136%	100%
Weighted average fair value per share of options granted	$1.77	$1.50

A summary of options outstanding at December 31, 2004, is as follows:

	December 31, 2004
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$.10—$.52	508,831	7.48	$0.49	268,061	$0.47
$1.05—$1.99	1,171,876	7.67	$1.55	526,295	$1.44
$2.00—$2.55	1,267,072	7.88	$2.43	907,215	$2.45

Outstanding at end of year	2,947,779	7.72	$1.74	1,701,572	$1.82

(9)    WARRANTS

At December 31, 2004, the Company had the following outstanding warrants:

	Number of Shares Exercisable	Exercise Price	Date of Expiration
Granted to investor relations company	10,000	$5.00	2/10/2005
Granted to investors and placement agent in private placement	629,457	$4.95	4/25/2005
Granted to investors in private placement	5,115,000	$1.50	9/15-10/15/2008
Granted to placement agent in private placement	419,092	$1.20	9/15-10/15/2008
Granted to investors and placement agent in private placement	1,186,200	$2.45	12/8-12/15/2009
Granted to investor in former subsidiary	150,000	$5.00	2/23/2010

Total	7,509,749

Weighted average exercise price		$2.00
Weighted average duration in years			3.64

(10)    BAYER LICENSE AGREEMENT

On July 28, 2003, the Company and Bayer Diagnostics Division of Bayer Healthcare LLC (“Bayer”) executed a definitive license agreement pursuant to which the Company granted to Bayer an exclusive worldwide

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

right and license of the Company’s intellectual property rights to make, have made, use, import and sell the continuous non-invasive glucose monitoring system. In consideration of the license and the Company’s delivery of all information, materials and know-how in 2003 related to the licensed technology in 2003, Bayer agreed to pay the Company no later than January 15, 2004, a one-time, non-refundable license fee of $1.5 million. The Company recorded the $1.5 million license payment as accounts receivable and licensing revenue for year ended December 31, 2003. In January 2004, the Company collected the $1,500,000 receivable from Bayer.

Pursuant to the terms of the license agreement, the Company and Bayer may enter into one or more additional agreements to continue the joint development of the continuous non-invasive glucose monitoring system. Such agreements are expected to include, among other things, a $3.0 million milestone payment to the Company after the first phase of development of the product, a royalty agreement providing for the payment by Bayer to the Company of royalties based on net sales of the product and a manufacturing and supply agreement providing Sontra with the exclusive manufacturing rights of the SonoPrep device. In the event that Bayer does not complete the development of the product necessary to obtain FDA approval, the license shall convert to a non-exclusive license. Bayer has the right to terminate the agreement at any time following the payment of the license fee. In the event that Bayer terminates the agreement following the payment of the license fee, the license shall cease to be an exclusive license and shall become a co-exclusive license pursuant to which the Company will receive royalties based on net sales of the product.

(11)    INCOME TAXES

No provision or benefit for federal or state income taxes has been recorded, as the Company has incurred a net loss for all periods presented, and has provided a valuation allowance against its deferred tax assets.

At December 31, 2004, the Company had federal net operating loss carryforwards of approximately $21,158,000, which will expire in varying amounts beginning in 2018. The Company also had research and development tax credit carryforwards of approximately $465,000 which will begin to expire in 2018 unless previously utilized. The United States Tax Reform Act of 1986 contains provisions that may limit the Company’s net operating loss carryforwards available to be used in any given year in the event of significant changes in the ownership interests of significant stockholders, as defined.

Significant components of the Company’s net deferred tax asset are as follows:

	December 31,
	2004	2003
Deferred Tax Assets
Net Operating loss carryforwards	8,146,000	$6,318,000
Research credit carryforward	465,000	375,000
Other temporary differences	17,000	(80,000)

Total deferred tax assets	8,628,000	6,613,000
Valuation allowance	(8,628,000)	(6,613,000)

Net deferred tax asset	$—	$—

In 2004, the Company’s valuation allowance increased by $2,015,000. SFAS No. 109 requires that a valuation allowance be recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Since the Company cannot be assured of realizing the deferred tax asset, a full valuation allowance has been provided.

SONTRA MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2004 and 2003

(12)    EMPLOYEE BENEFIT PLANS

The Company sponsors a 401(k) Plan that covers all eligible employees. Employees must be 21 years of age or older as of the plan’s entry dates. In addition, employees become eligible to participate in the 401(k) Plan on the entry date occurring on or immediately after meeting the eligibility requirements, as long as they are in a group of employees eligible to participate on that entry date. Participants may contribute up to 20% of their compensation, not to exceed the maximum allowable by Internal Revenue Service regulations. Prior to June 30, 2002, the 401(k) Plan did not provide for employer matching contributions. In July 2002, the plan was amended to include a Company matching contribution equal to 100% of the participant’s contribution up to the first 3% of compensation and 50% of the next 2% of compensation. In addition the Company may make profit sharing contributions at its discretion. The matching contribution and the profit sharing contribution are payable in cash or in the Company’s common stock, at the discretion of the Board. For the year ended December 31, 2004, the Company contributed 113,263 shares of Company common stock to the 401(k) plan and recorded compensation expense of $225,322. For the year ended December 31, 2003, the Company contributed 109,097 shares of Company common stock to the 401(k) plan and recorded compensation expense of $306,664.

(13)    LITIGATION

Based on the Company’s activities in the public payphone market in Puerto Rico, commencing in August 2002, the Company had been participating in a lawsuit against GTE International Telecommunications, Inc. and Puerto Rico Telephone Company in the United States District Court for the District of Puerto Rico for violations of federal and Commonwealth antitrust laws, among others. The Company’s lawsuit was joined by two other Puerto Rican payphone providers, Pan American Telephone Co., Inc. and In Touch Telecommunications, Inc. The lawsuit alleged that Puerto Rico Telephone Company and its operating company, GTE International Telecommunications, Inc., engaged in a pattern of unlawful exclusionary acts in order to maintain its monopoly position in the market for the provision of payphones to payphone location owners in Puerto Rico. In November 2003, the Company filed a notice of voluntary dismissal without prejudice with the Court, thereby withdrawing from the suit.

In December 2004, the Company entered into an agreement with the Puerto Rican Telephone Company (“PRTC”) regarding alleged rate overcharges by PRTC related to the activity of ChoiceTel prior to the Merger (see Note 3). Pursuant to the agreement, the Company agreed to waive certain legal claims against PRTC in exchange for $250,000. The Company recorded the $250,000 payment as an adjustment to increase the net assets of ChoiceTel as it related to the resolution of a pre-acquisition contingency and consequently the Company recorded a receivable and additional paid in capital of $250,000 in 2004. The Company subsequently received the $250,000 settlement payment in January 2005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person: (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article 7 of the Registrant’s Second Amended and Restated Articles of Incorporation eliminates the personal liability of directors to the Registrant or its shareholders for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Minnesota Business Corporation Act.

Article 7 of the Registrant’s Amended and Restated Bylaws provides that directors and officers and certain other persons shall have the rights to indemnification provided by Section 302A.521 of the Minnesota Business Corporation Act. Article 7 also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity.

The Registrant maintains an insurance policy on behalf of itself and its directors and officers, covering certain liabilities which may arise as a result of the actions of the directors and officers.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Sontra Medical Corporation (except any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing fee—Securities and Exchange Commission	$3,292.25
Legal fees and expenses	$15,000
Accounting fees and expenses	$2,500
Miscellaneous expenses	$2,207.75

Total Expenses	$23,000

Item 26. Recent Sales of Unregistered Securities.

First Quarter—2005

During the first quarter of fiscal 2005, we have issued and sold an aggregate of 15,000 shares of common stock pursuant to the exercise of outstanding Common Stock Purchase Warrants. Pursuant to the terms of the warrants, the warrant holders paid the exercise price of $1.50 per share to us in connection with such exercises, for an aggregate purchase price of $22,500. The shares of common stock were issued and sold to the warrant holders in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale by the issuer not involving a public offering. No underwriters were involved with the issuance and sale of the shares of common stock.

2004 Private Placement

We completed a financing (the “Financing”) that provided the Company with net proceeds of approximately $4.2 million pursuant to the terms of a Common Stock and Warrant Purchase Agreement, dated as of December 8, 2004 (the “Purchase Agreement”). Under the terms of the Purchase Agreement, at the initial closing of the Financing on December 8, 2004, investors purchased 2,464,713 shares of the Company’s Common Stock in a private placement at a per share purchase price of $1.70 (with the exceptions noted below). The investors also received warrants (together with the Placement Agent Warrants, the “Warrants”) to purchase up to 985,886 shares of Common Stock. At the second closing of the Financing on December 15, 2004, investors purchased 171,287 shares of the Company’s Common Stock and Warrants to purchase up to 68,514 shares of Common Stock, on the same terms as the initial closing. The Warrants are exercisable at a per share price of $2.45 and will expire no later than the fifth anniversary of the issue date. In addition, the Company shall have the right to terminate the Warrants, upon thirty days notice, in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal to or greater than $4.90 per share.

The Company agreed to pay to the placement agent for the Financing for its services (a) a cash fee of seven percent of all funds received by the Company in the Financing from all investors, excluding Warrants, and (b) warrants to purchase a number of shares of Common Stock of the Company equal to five percent of the aggregate number of shares of Common Stock issued in the Financing, on the identical terms and conditions (including a per share exercise price of $2.45) with the Warrants (the “Placement Agent Warrants”). The Company will also reimburse the placement agent for all pre-approved expenses in connection with the Financing. In addition, the placement agent received contractual rights of indemnification from the Company relating to the placement agent’s participation in the Financing.

In the Financing, Michael R. Wigley, Chairman of the Board of the Company, purchased 58,825 shares of Common Stock at a per share purchase price of $2.00 (equal to the closing price of the Common Stock on the Nasdaq SmallCap Market on December 7, 2004), for an aggregate purchase price of $117,650.00. Mr. Wigley also received Warrants for the purchase of 23,530 shares of Common Stock. In addition, Great Plains Companies, Inc. (“Great Plains”) purchased 58,825 shares of Common Stock at a per share purchase price of $2.00 (equal to the closing price of the Common Stock on the Nasdaq SmallCap Market on December 7, 2004), for an aggregate purchase price of $117,650.00. Great Plains also received Warrants for the purchase of 23,530 shares of Common Stock. Mr. Wigley is the Chief Executive Officer and the majority shareholder of Great Plains.

The shares of Common Stock and the warrants to purchase shares of Common Stock were issued and sold in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, as a sale by the Company not involving a public offering. No underwriters were involved with the issuance and sale of such securities in the Financing.

Fourth Quarter—2004

During the fourth quarter of fiscal 2004, we issued and sold an aggregate of 125,000 shares of common stock pursuant to the exercise of outstanding Common Stock Purchase Warrants. Pursuant to the terms of the warrants, the warrant holders paid the exercise price of $1.50 per share to us in connection with such exercises, for an aggregate purchase price of $187,500. The shares of common stock were issued and sold to the warrant holders in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale by the issuer not involving a public offering. No underwriters were involved with the issuance and sale of the shares of common stock.

On October 27, 2004, we issued an aggregate of 2,088 shares of common stock in satisfaction of the annual 8% dividends payable on the outstanding shares of Series A Preferred Stock. The shares of common stock were issued and sold to the warrant holders in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale by the issuer not involving a public offering. No underwriters were involved with the issuance and sale of the shares of common stock.

Third Quarter—2004

During the third quarter of fiscal 2004, we issued and sold an aggregate of 1,144,908 shares of common stock pursuant to the exercise of outstanding Common Stock Purchase Warrants. Pursuant to the terms of the warrants, the warrant holders paid exercise prices ranging from $1.20 to $1.50 per share to us in connection with such exercises, for an aggregate purchase price of $1,663,390. The shares of common stock were issued and sold to the warrant holders in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale by the issuer not involving a public offering. No underwriters were involved with the issuance and sale of the shares of common stock.

Second Quarter—2004

During the second quarter of fiscal 2004, we issued an aggregate of 3,061,442 shares of common stock upon the conversion of an aggregate of 2,914,166 outstanding shares of Series A Preferred Stock (including accrued dividends thereon paid in the form of 147,276 shares of common stock). The shares of common stock were issued in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended, as a security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange and/or in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale by the issuer not involving a public offering. No underwriters were involved with the issuance of the shares of common stock.

During the second quarter of fiscal 2004, we issued and sold an aggregate of 301,000 shares of common stock pursuant to the exercise of outstanding Common Stock Purchase Warrants. Pursuant to the terms of the warrants, the warrant holders paid exercise prices ranging from $1.20 to $1.50 per share to us in connection with such exercises, for an aggregate purchase price of $391,200. The shares of common stock were issued and sold to the warrant holders in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale by the issuer not involving a public offering. No underwriters were involved with the issuance and sale of the shares of common stock.

First Quarter—2004

During the first quarter of fiscal 2004, we issued an aggregate of 3,606,507 shares of common stock upon the conversion of an aggregate of 3,507,500 outstanding shares of Series A Preferred Stock (including accrued dividends thereon paid in the form of 99,007 shares of common stock). The shares of common stock were issued in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended, as a security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange and/or in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale by the issuer not involving a public offering. No underwriters were involved with the issuance of the shares of common stock.

During the first quarter of fiscal 2004, we issued and sold an aggregate of 695,000 shares of common stock pursuant to the exercise of outstanding Common Stock Purchase Warrants. Pursuant to the terms of the warrants, the warrant holders paid $1.50 per share to us in connection with such exercises, for an aggregate purchase price of $1,042,500. The shares of common stock were issued and sold to the warrant holders in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale by the issuer not involving a public offering. No underwriters were involved with the issuance and sale of the shares of common stock.

Fourth Quarter—2003

During the fourth quarter of fiscal 2003, we issued an aggregate of 511,651 shares of common stock upon the conversion of an aggregate of 505,000 outstanding shares of Series A Preferred Stock (including accrued dividends thereon paid in the form of 6,651 shares of common stock). The shares of common stock were issued in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended, as a security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. No underwriters were involved with the issuance of the shares of common stock.

On October 24, 2003, the Company entered into a Consulting Agreement with CEOcast, Inc. whereby the Company will receive certain investor relations-related services from CEOcast, Inc. As partial payment under the Consulting Agreement, on October 24, 2003, the Company issued 10,000 shares of Common Stock to CEOcast, Inc. The offer and sale of these securities was effected without registration in reliance on the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended, as a sale by the Company not involving a public offering. No underwriters were involved in the issuance and sale of these securities

2003 Private Placement

We completed a private placement to selected qualified purchasers of units consisting of shares of our Series A Convertible Preferred Stock and Warrants to purchase shares of our Common Stock (the “2003 Private Placement”). On September 15, 2003, we completed the initial closing of the 2003 Private Placement, providing Sontra with proceeds of approximately $2.9 million net of a placement agent fee. Individual investors, institutions and certain members of the Board of Directors purchased 3,139,167 shares of the Company’s Series A Convertible Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 3,139,167 shares of Common Stock. On September 30, 2003, we completed the second closing of the 2003 Private Placement, providing Sontra with approximately $500,000 in additional proceeds, net of a placement agent fee. Investors purchased 535,000 shares of Series A Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 535,000 shares of Common Stock. On October 14, 2003, we completed the final closing of the 2003 Private Placement, providing Sontra with approximately $3.1 million in additional proceeds, net of a placement agent fee. Investors purchased the remaining 3,325,833 shares of Series A Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 3,325,833 shares of Common Stock.

Each share of Series A Preferred Stock is initially convertible into one share of Common Stock, subject to adjustment in certain events. The holders of shares of Series A Preferred Stock are entitled to receive annual 8% dividends, payable in cash or shares of Common Stock. The Company has the right to convert the shares of Series A Preferred Stock in the event that the closing price of our Common Stock for twenty consecutive trading days is equal to or greater than $3.00 per share. The warrants issued to the purchasers in the 2003 Private Placement are exercisable at a per share price of $1.50 and expire no later than the fifth anniversary of their issuance date. In addition, we have the right to terminate the warrants, upon thirty days notice, in the event that the closing price of our Common Stock for twenty consecutive trading days is equal to or greater than $4.00 per share. The warrants shall be exercisable during such thirty-day notice period.

In connection with the 2003 Private Placement, the placement agent received warrants to purchase an aggregate of 800,000 shares of Common Stock. Such placement agent warrants are exercisable at a per share price of $1.20 and expire no later than the fifth anniversary of their issuance date. In addition, we have the right to terminate the placement agent warrants, upon thirty days notice, in the event that the closing price of our Common Stock for twenty consecutive trading days is equal to or greater than $4.00 per share. The warrants shall be exercisable during such thirty-day notice period.

The Company also paid to the placement agent for its services in connection with the 2003 Private Placement a cash fee of seven percent of the proceeds raised in the 2003 Private Placement from institutional investors other than members of the Board of Directors of the Company and/or their respective affiliates (three percent in the event such institutional investors were referred by other brokers), a cash fee of ten percent of the proceeds raised in the 2003 Private Placement from other investors other than members of the Board of Directors of the Company and/or their respective affiliates, and a cash fee equal to three percent of the proceeds of the 2003 Private Placement raised from members of the Board of Directors of the Company and/or their respective affiliates. The Company agreed to pay the reasonable expenses incurred by the placement agent in connection with the 2003 Private Placement, subject to an aggregate limitation of $40,000. The placement agent also received a success fee in the form of a one-year consulting agreement with the Company paying an aggregate of $60,000.

The shares of Series A Preferred Stock and the warrants to purchase shares of Common Stock were issued and sold in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, as a sale by the Company not involving a public offering. No underwriters were involved with the issuance and sale of such securities in the 2003 Private Placement.

Item 27. Exhibits.

2.1	Agreement and Plan of Reorganization by and among the Registrant, SMI and CC Merger Corp., dated February 27, 2002 is incorporated by reference to Exhibit 2.1 of the Registrant’s Registration Statement on Form S-4 (File No. 333-86814).

2.2	Amendment No. 1 to Agreement and Plan of Reorganization by and among the Registrant, SMI and CC Merger Corp., dated February 27, 2002 is incorporated by reference to Exhibit 2.2 of the Registrant’s Registration Statement on Form S-4 (File No. 333-86814).

3.1	Second Amended and Restated Articles of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.01 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (File No. 000-23017).

3.2	Statement of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Registrant is incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (File No. 333-109716).

3.3	Amended and Restated Bylaws of the Registrant is incorporated herein by reference to Exhibit 3.03 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (File No. 000-23017).

4.1	Specimen Certificate of Common Stock, $.01 par value per share, of the Registrant is incorporated herein by reference to Exhibit 4.02 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-23017).

5*	Opinion of Browne Rosedale & Lanouette LLP.

10.1	Director Voting Agreement, dated as of June 20, 2002, by and among Michael Wigley, Gary S. Kohler and each of the persons or entities listed on Annex A thereto is incorporated herein by reference to Exhibit 2 to Schedule 13D, dated as of June 20, 2002, filed July 1, 2002 (File No. 005-52931).

10.2	2003 Stock Option and Incentive Plan is incorporated herein by reference to Exhibit 10.04 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (File No. 000-23017).

10.3	1997 Long-Term Incentive and Stock Option Plan, as amended, are incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2002 (File No. 000-23017).

10.4	Sontra Medical, Inc. 1999 Stock Option and Incentive Plan is incorporated by reference to Exhibit 10.31 of the Registrant’s Registration Statement on Form S-4 (File No. 333-86814).

10.5	Employment Agreement between the Registrant and Thomas W. Davison, dated May 20, 2002, is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2002 (File No. 000-23017).

10.6	Employment Agreement between the Registrant and Sean Moran, dated June 22, 2002, is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2002 (File No. 000-23017).

10.7	License Agreement, dated as of July 28, 2003, by and between the Registrant and Bayer Healthcare LLC is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated July 28, 2003 (File No. 000-23017).

10.8	Lease Agreement between the Registrant and Forge Park Investors LLC dated January 24, 2003 is incorporated herein by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-23017).

10.9	Patent License Agreement (Exclusive) between SMI and the Massachusetts Institute of Technology dated June 30, 1998 (incorporated by reference to Exhibit 10.39 of the Registrant’s Registration Statement on Form S-4; Registration No. 333-86814).

10.10	401(k) Retirement Plan is incorporated herein by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-23017).

10.11	Form of Subscription Agreement is incorporated herein by reference to Appendix C to the Registrant’s Definitive Schedule 14A filed September 8, 2003 (File No. 000-23017).

10.12	Form of Series A Unit Supplemental Agreement is incorporated herein by reference to Appendix F to the Registrant’s Definitive Schedule 14A filed September 8, 2003 (File No. 000-23017).

10.13	Pre-Emptive Rights Granted to Purchasers of Series A Preferred Stock of the Registrant is incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K dated October 14, 2003 (File No. 000-23017).

10.14	Form of Common Stock Purchase Warrant is incorporated herein by reference to Appendix E to the Registrant’s Definitive Schedule 14A filed September 8, 2003 (File No. 000-23017).

10.15	Form of Placement Agent Common Stock Purchase Warrant is incorporated herein by reference to Exhibit 99.4 to the Registrant’s Registration Statement on Form S-3 (File No. 333-109716).

10.16	Common Stock and Warrant Purchase Agreement, dated as of December 8, 2004, by and among the Company and the investors listed on Schedule 1 thereto, is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 8, 2004 (File No. 000-23017).

10.17	Form of Common Stock Purchase Warrant is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated December 8, 2004 (File No. 000-23017).

21	Subsidiaries of the Registrant is incorporated herein by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-23017).

23.1*	Consent of Browne Rosedale & Lanouette LLP (included in Exhibit 5).

23.2	Consent of Wolf & Company, P.C.

24*	Power of Attorney.

*	Previously filed.

Item 28. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (a) include any prospectus required by section 10(a)(3) of the Securities Act; (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (c) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the Town of Franklin, Commonwealth of Massachusetts on February 18, 2005.

SONTRA MEDICAL CORPORATION

By:	/s/ THOMAS W. DAVISON
Thomas W. Davison President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 18, 2005.

Signature	Title

* Michael Wigley	Chairman of the Board of Directors

/s/ THOMAS W. DAVISON Thomas W. Davison	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ SEAN F. MORAN Sean F. Moran	Chief Financial Officer (Principal Financial and Accounting Officer)

* Joseph Amaral	Director

Gary S. Kohler	Director

* Robert S. Langer	Director

Gerard E. Puorro	Director

Brian F. Sullivan	Director

*By:	/s/ THOMAS W. DAVISON
Thomas W. Davison Attorney-in-Fact

EXHIBIT INDEX

2.1	Agreement and Plan of Reorganization by and among the Registrant, SMI and CC Merger Corp., dated February 27, 2002 is incorporated by reference to Exhibit 2.1 of the Registrant’s Registration Statement on Form S-4 (File No. 333-86814).

2.2	Amendment No. 1 to Agreement and Plan of Reorganization by and among the Registrant, SMI and CC Merger Corp., dated February 27, 2002 is incorporated by reference to Exhibit 2.2 of the Registrant’s Registration Statement on Form S-4 (File No. 333-86814).

3.1	Second Amended and Restated Articles of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.01 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (File No. 000-23017).

3.2	Statement of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Registrant is incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (File No. 333-109716).

3.3	Amended and Restated Bylaws of the Registrant is incorporated herein by reference to Exhibit 3.03 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (File No. 000-23017).

4.1	Specimen Certificate of Common Stock, $.01 par value per share, of the Registrant is incorporated herein by reference to Exhibit 4.02 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-23017).

5*	Opinion of Browne Rosedale & Lanouette LLP.

10.1	Director Voting Agreement, dated as of June 20, 2002, by and among Michael Wigley, Gary S. Kohler and each of the persons or entities listed on Annex A thereto is incorporated herein by reference to Exhibit 2 to Schedule 13D, dated as of June 20, 2002, filed July 1, 2002 (File No. 005-52931).

10.2	2003 Stock Option and Incentive Plan is incorporated herein by reference to Exhibit 10.04 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (File No. 000-23017).

10.3	1997 Long-Term Incentive and Stock Option Plan, as amended, are incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2002 (File No. 000-23017).

10.4	Sontra Medical, Inc. 1999 Stock Option and Incentive Plan is incorporated by reference to Exhibit 10.31 of the Registrant’s Registration Statement on Form S-4 (File No. 333-86814).

10.5	Employment Agreement between the Registrant and Thomas W. Davison, dated May 20, 2002, is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2002 (File No. 000-23017).

10.6	Employment Agreement between the Registrant and Sean Moran, dated June 22, 2002, is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2002 (File No. 000-23017).

10.7	License Agreement, dated as of July 28, 2003, by and between the Registrant and Bayer Healthcare LLC is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated July 28, 2003 (File No. 000-23017).

10.8	Lease Agreement between the Registrant and Forge Park Investors LLC dated January 24, 2003 is incorporated herein by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-23017).

10.9	Patent License Agreement (Exclusive) between SMI and the Massachusetts Institute of Technology dated June 30, 1998 (incorporated by reference to Exhibit 10.39 of the Registrant’s Registration Statement on Form S-4; Registration No. 333-86814).

10.10	401(k) Retirement Plan is incorporated herein by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-23017).

10.11	Form of Subscription Agreement is incorporated herein by reference to Appendix C to the Registrant’s Definitive Schedule 14A filed September 8, 2003 (File No. 000-23017).

10.12	Form of Series A Unit Supplemental Agreement is incorporated herein by reference to Appendix F to the Registrant’s Definitive Schedule 14A filed September 8, 2003 (File No. 000-23017).

10.13	Pre-Emptive Rights Granted to Purchasers of Series A Preferred Stock of the Registrant is incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K dated October 14, 2003 (File No. 000-23017).

10.14	Form of Common Stock Purchase Warrant is incorporated herein by reference to Appendix E to the Registrant’s Definitive Schedule 14A filed September 8, 2003 (File No. 000-23017).

10.15	Form of Placement Agent Common Stock Purchase Warrant is incorporated herein by reference to Exhibit 99.4 to the Registrant’s Registration Statement on Form S-3 (File No. 333-109716).

10.16	Common Stock and Warrant Purchase Agreement, dated as of December 8, 2004, by and among the Company and the investors listed on Schedule 1 thereto, is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 8, 2004 (File No. 000-23017).

10.17	Form of Common Stock Purchase Warrant is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated December 8, 2004 (File No. 000-23017).

21	Subsidiaries of the Registrant is incorporated herein by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-23017).

23.1*	Consent of Browne Rosedale & Lanouette LLP (included in Exhibit 5).

23.2	Consent of Wolf & Company, P.C.

24*	Power of Attorney.

*	Previously filed.